EXHIBIT 10.6
Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 13, 2004 (the “Agreement Date”), by and among (i) Boston Scientific Corporation, a Delaware corporation (the “Parent”), (ii) RMI Acquisition Corp., a California corporation and a wholly owned Subsidiary of Scimed Life Systems, Inc. (which is a wholly owned Subsidiary of Parent) (“Merger Sub”), (iii) REVA Medical, Inc., a California corporation (the “Company”), and (iv) Robert Stockman, Gordon Nye and Brian Dovey, acting in each case in his capacity as a member of the Stockholder Representative Committee referred to herein. Capitalized terms used herein without definition shall have the respective meanings set forth in Section 10.2 hereof.
     Whereas, Parent and the Company have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”);
     Whereas, at the Closing referred to in the Securities Purchase Agreement, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, Parent may purchase 1,014,199 shares of Series G-1 Preferred Stock, no par value per share, of the Company (the “Series G-1 Preferred Stock”) for an aggregate purchase price of approximately $10,000,000;
     Whereas, subject to and upon the terms and conditions set forth in the Securities Purchase Agreement, Parent may elect to make certain Loans (as defined in the Securities Purchase Agreement) to the Company, upon the Company’s request, such Loans to be evidenced by Notes (as defined in the Securities Purchase Agreement);
     Whereas, Parent may, in its sole discretion, deliver a Merger Election Notice (as such term is defined below) to cause Merger Sub to merge with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation (the surviving corporation is referred to herein as the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of California Law (as defined herein);
     Whereas, the board of directors of the Company (the “Company Board”) has approved and adopted the form of this Agreement and the consummation of the transactions contemplated hereby, and has determined to submit the execution and delivery of this Agreement, the Securities Purchase Agreement, the Amended and Restated Articles of Incorporation of the Company in the form attached as Exhibit A to the Securities Purchase Agreement (the “Restated Articles”), and the performance of the transactions contemplated hereby and thereby to the holders (the “Company Stockholders”) of the shares of the Company’s Common Stock, no par value per share (the “Common Stock”), and Preferred Stock, no par value per share (the “Company Preferred Stock”), for their approval by majority written consent in accordance with California Law; and
     Whereas, the Company Board has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are fair and in the best interests of, and are advisable to, the Company and the Company Stockholders, and the Company Board recommends that the Company Stockholders vote for the approval of this Agreement and the transactions contemplated hereby.
     Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub, the Company and the members of the Stockholder Representative Committee hereby agree as follows:

ARTICLE 1
THE MERGER
     1.1 The Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 7 hereof, the Merger may be consummated under the following circumstances:
          (a) Disclosure Schedules. Attached hereto is a schedule of disclosures and exceptions to the representations and warranties made by the Company in Article 3 hereof (the “Company Disclosure Schedule”). At any time and from time to time during the Option Period and in accordance with Section 1 of the Securities Purchase Agreement, Parent may, upon notice to the Company (a “Disclosure Schedule Request”), require the Company to prepare an updated schedule of disclosures and exceptions to the representations and warranties of the Company contained in Article 3 hereof (each such update, an “Updated Company Disclosure Schedule”), as if such representations and warranties were made as of the date of such Updated Company Disclosure Schedule, except to the extent any such representations and warranties refer expressly to an earlier date, provided, that in no event shall Parent be entitled to deliver a Disclosure Schedule Request after the Option Price Adjustment Date or, if later, the Option Expiration Date. The Company shall prepare and deliver to Parent an Updated Company Disclosure Schedule within thirty (30) days of receipt of a Disclosure Schedule Request. Pursuant to the Securities Purchase Agreement, the Company may, at its election, also provide Updated Company Disclosure Schedule(s) in connection with the Loans. Any Updated Company Disclosure Schedule delivered pursuant to this Section 1.1(a) shall refer only to (i) disclosures of actual facts contained in the Company Disclosure Schedule attached to this Agreement, and (ii) disclosures of actual facts in existence on the date of such Updated Company Disclosure Schedule that have occurred or been discovered since the Agreement Date, and the Updated Company Disclosure Schedule shall not otherwise limit or modify any of the representations and warranties made in this Agreement. No disclosure of a fact or event on any Updated Company Disclosure Schedule shall be deemed to cure any failure to disclose such fact or event on any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule, or otherwise amend any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule.
          (b) Election by Parent to Cause The Merger.
               (i) Notwithstanding any termination or scheduled expiration of the Option Period following delivery of a Disclosure Schedule Request, Parent shall have the right at any time after delivery of a Disclosure Schedule Request and prior to the earlier of (A) the thirtieth (30th) day following receipt of any Updated Company Disclosure Schedule, or (B) the fiftieth (50th) day following delivery of such Disclosure Schedule Request to elect, in its sole discretion, to cause the Company and Merger Sub to close the Merger by delivery to the Company of a written notice of such election (a “Merger Election Notice”) in the form of Exhibit A hereto. The Merger Election Notice shall also set forth the proposed closing date of the Merger (which shall be no more than ninety (90) days after the date of the Merger Election Notice). In the event that the Company does not deliver an Updated Company Disclosure Schedule to Parent within the time period specified in Section 1.1(a), the most recent Updated Company Disclosure Schedule delivered by the Company to Parent or, if none, the Company Disclosure Schedule originally attached hereto, shall be deemed to be the final Company Disclosure Schedule for all purposes of this Agreement and all references to the Company Disclosure Schedule and any Updated Company Disclosure Schedule in Article 3 hereof shall be deemed to refer to such original (or most recent Updated) Company Disclosure Schedule. No later than five (5) business days prior to the proposed closing date set forth in the Merger Election Notice, the Company shall deliver to Parent an agreement of merger, substantially in the form attached hereto as Exhibit B (the “Merger Certificate”), executed by appropriate officers of the Company. The Merger Certificate shall be executed by Parent and retained by Parent and filed upon the closing of the Merger.

               (ii) After execution and delivery of the Merger Election Notice and the Merger Certificate, upon the terms hereof and subject to the conditions set forth herein, and in accordance with California Law, at the Effective Time (as defined in Section 1.1(c)), Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.
               (iii) Notwithstanding anything to the contrary in this Agreement, (A) none of the parties hereto shall have any obligation to consummate the Merger unless and until Parent delivers a Merger Election Notice and (B) Parent is under no obligation to deliver any Merger Election Notice or any Disclosure Schedule Request at any time.
          (c) Consummation of the Merger; Effective Time. Subject to the fulfillment or waiver of all of the conditions contained in Article 7, as soon as is reasonably practicable on or after the closing date specified in the Merger Election Notice, a closing (the “Closing”) will be held at the offices of Bingham McCutchen LLP in Boston, Massachusetts (or such other place as the parties may agree). The date on which the Closing is actually held is referred to herein as the “Closing Date.” On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing the Merger Certificate, with such changes that are not inconsistent with the other terms of this Agreement as may be requested by the California Secretary of State, with the California Secretary of State. The term “Effective Time” means the date and time of the filing of the Merger Certificate with the California Secretary of State (or such later time as may be agreed by each of the parties hereto and specified in the Merger Certificate in accordance with California Law). In the event of a conflict between this Agreement and the Merger Certificate, this Agreement shall govern.
          (d) Deposit. Parent may deliver to the Stockholder Representative Committee, for the benefit of the Company Stockholders (other than any Disqualified Stockholder) a deposit (the “Deposit”) in an amount equal to Forty Million Dollars ($40,000,000) in cash on or prior to the Option Price Adjustment Date, unless Parent has previously elected to terminate the Option Period by delivering written notice (the “Termination Notice”) to the Company prior to the Option Price Adjustment Date. The Stockholder Representative Committee shall transfer the Deposit, if paid, on a pro rata basis to the holders of the (i) Company Common Stock, (ii) Company Preferred Stock, (iii) Company Options and (iv) Company Warrants, determined as of the Option Price Adjustment Date and assuming the exercise in full of all Company Options and Company Warrants (whether or not exercisable, whether or not vested, and whether or not performance-based), and in each case excluding any shares of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants held by the Company, any Subsidiaries of the Company or any Disqualified Stockholder. The proportionate share of any Deposit to be paid to any Company Stockholder or any holder of Company Options or Company Warrants (collectively, the “Company Securityholders”) shall be determined by dividing (A) the sum of (i) the number of shares of Company Common Stock, excluding any shares of Company Common Stock held by the Company, any subsidiary of the Company or any Disqualified Stockholder, (ii) the number of shares of Company Preferred Stock (calculated as if all shares of Company Preferred Stock had been converted into Company Common Stock as of the Option Price Adjustment Date, excluding any shares of Company Preferred Stock held by the Company, any subsidiary of the Company or any Disqualified Stockholder) and (iii) the number of shares of Company Common Stock issuable upon exercise of the Company Options and Company Warrants (or upon conversion of any shares of Company Preferred Stock issuable upon exercise of any Company Warrants) but without deducting or making any adjustment to the number of shares of Company Common Stock or Company Preferred Stock issuable upon exercise of such Company Options or Company Warrants for any exercise price otherwise payable to acquire such underlying shares of Company Common Stock held by such Company Securityholder as of the Option Price Adjustment Date, excluding any shares of Company Common Stock held by the Company, any subsidiary of the Company or any Disqualified Stockholder, by (B) the total number of shares of Company Common Stock and Company Preferred Stock outstanding on such date (calculated as if all shares of Company Preferred Stock had been converted into Company Common Stock and all Company Options and Company Warrants had been exercised in full as of the Option Price Adjustment Date, excluding any shares of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants held by the Company, any subsidiary of the Company or any Disqualified Stockholder). The Deposit, if paid, shall be non-refundable, and Parent irrevocably waives any right to recover or receive a refund of any portion of the Deposit. The Company irrevocably waives any right to receive any portion of the Deposit, if paid, and any rights in the Deposit. The parties agree to treat the Deposit as option consideration transferred directly by Parent to the Company Stockholders related to the right to consummate the Merger in accordance with the terms of this Agreement. In the event that Parent shall for any reason (or for no reason) fail to pay the Deposit by the Option Price Adjustment Date, then the members of the Stockholder Representative Committee may, in their discretion, deliver an Option Period Termination Notice to Parent of their intention to terminate the Option Period. Unless Parent shall pay the Deposit within ten (10) days after receipt of the Option Period Termination Notice, the Option Period shall terminate on the date that is eleven (11) days following the date on which the Stockholder Representative Committee delivers the Option Period Termination Notice to Parent. The parties agree that Parent is not obligated to pay the Deposit and the sole recourse of the Company, the Stockholder Representative Committee and the Participating Rights Holders with respect to Parent’s election not to pay the Deposit as aforesaid shall be the delivery by the Stockholder Representative Committee of an Option Period Termination Notice and Parent shall not be liable for any damages, or subject to any equitable remedy, for any failure to pay the Deposit.
     1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Certificate and as provided by the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including, but not limited to, Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     1.3 Charter; Bylaws.
          (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) shall be the Articles of Incorporation of the Company, as amended by the Merger Certificate.
          (b) At the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by California Law, the Surviving Corporation Charter and such bylaws.
     1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.
     1.5 Closing Date Consideration; Initial Escrow Amount; Committee Reimbursement Amount.
          (a) The aggregate consideration to be paid by Parent to the Participating Rights Holders at the Closing in connection with the Merger shall be the Closing Payment. At the Closing,

Parent shall also pay in full (i) to the holders thereof the amounts owing under the Stockholder Debt outstanding immediately prior to the Effective Time, but only to the extent of the amounts thereof set forth on the Capitalization and Fee Certificate, and (ii) to the parties owed the amounts due under the Merger-Triggered Fees, but only to the extent of the amounts thereof set forth on the Capitalization and Fee Certificate.
          (b) Notwithstanding the foregoing, a portion of the Closing Payment otherwise payable to the Participating Rights Holders with respect to their shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock, equal in amount to ten percent (10%) of the aggregate Closing Payment determined prior to any deductions under this paragraph (b) or paragraph (c) below (the “Initial Escrow Amount”), shall not be paid at the Closing to Participating Rights Holders with respect to such shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock, but shall instead be deposited with The Bank of New York or such other escrow agent as shall be mutually agreed-upon by Parent and the Company (the “Escrow Agent”), to be held by the Escrow Agent on behalf of the Participating Rights Holders pursuant to an Escrow Agreement, substantially in the form of the attached Exhibit C (the “Escrow Agreement”), and distributed in accordance therewith. To the extent that Parent elects to pay some or all of the Closing Payment through the issuance of shares of Parent Common Stock in accordance with Section 1.8, the escrowed portion of the Closing Payment shall consist entirely of cash to the extent cash is included in the Closing Payment, and in the event that there is not sufficient cash included in the Closing Payment to fund such escrow obligation in its entirety, the balance of such escrowed consideration shall be composed of shares of Parent Common Stock valued at the Reference Market Value used to determine the number of shares of Parent Common Stock included in the Closing Payment. At the Closing, Parent, Merger Sub, the Company, the Stockholder Representative Committee and the Escrow Agent will execute and deliver the Escrow Agreement.
          (c) In addition, a portion of the Closing Payment in cash otherwise payable to the Participating Rights Holders with respect to their shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock, equal to $100,000 (together with any additional amounts deposited with the Stockholder Representative Committee pursuant to Section 1.8(c), the “Committee Reimbursement Amount”), shall not be paid at the Closing to the Participating Rights Holders with respect to such shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock, but shall instead be deposited with the Stockholder Representative Committee, to be held by the Stockholder Representative Committee for the payment of expenses incurred by the Stockholder Representative Committee in performing its duties pursuant to this Agreement. The portion of the Committee Reimbursement Amount contributed on behalf of each Participating Rights Holder shall be proportionate to the portion of the Closing Payment which such Participating Rights Holder would otherwise be entitled to receive with respect to such Participating Rights Holder’s shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock,. Any of the Committee Reimbursement Amount originally deposited with the Stockholder Representative Committee at the Closing that has not been consumed by the Stockholder Representative Committee pursuant to the terms of this Agreement on or prior to the end of the period in which Parent, the Surviving Corporation and their Affiliates may make claims for indemnification pursuant to Section 9.2 or, if later, the date on which all indemnification claims of Parent, the Surviving Corporation or any of their Affiliates outstanding at the end of such period have been discharged in full, shall be distributed by the Stockholder Representative Committee to the Participating Rights Holders pro rata based on their respective rights to participate in the Closing Payment with respect to their shares of Company Common Stock, Company Options or Company Warrants that are exercisable for Company Common Stock. The Committee Reimbursement Amount shall be subject to increase from time to time as provided in Section 2.5.
     1.6 Additional Payments.

          (a) In the event that the Merger is consummated, as additional consideration for the Merger, and subject to the set-off rights of Parent and the Surviving Corporation pursuant to Section 1.9(h) and Article 9 hereof, after the Effective Time, Parent shall make certain contingent payments (collectively, the “Contingent Payments”) on the terms provided in this Section 1.6, to the Participating Rights Holders in accordance with the provisions of this Section 1.6 and Sections 1.9 and 2.1, and subject to the limitation on such contingent payments set forth in Section 1.7 hereof and the provisions of Section 2.5. The Contingent Payments shall include the Sales Contingent Payments and Milestone Contingent Payments described below.
          (b) Parent shall make a Contingent Payment with respect to the sale of Contingent Payment Products for each Contingent Payment Year (collectively, the “Sales Contingent Payments”). The consideration to be paid by Parent to the Participating Rights Holders at the time specified in Section 1.9 in connection with such Sales Contingent Payment shall be that portion of the amount of the Sales Contingent Payment Amount allocated to each of such Participating Rights Holders pursuant to Section 2.1.
          (c) In the event that the First Milestone is completed following the Effective Time and the Closing Payment Amount has not otherwise been increased in accordance with the definition thereof as a result of the achievement of such First Milestone, Parent shall make a Contingent Payment (the “First Milestone Contingent Payment”) equal to that portion of the First Milestone Amount allocated to each of the Participating Rights Holders pursuant to Section 2.1. The First Milestone Contingent Payment shall be paid by Parent together with the Sales Contingent Payment payable under Section 1.6(b) for the Contingent Payment Year in which the First Milestone is completed, provided, that if there is no Sales Contingent Payment payable with respect to such Contingent Payment Year, then the First Milestone Contingent Payment shall be paid within sixty (60) days following the last day of such Contingent Payment Year, and provided, further, that if the Contingent Payment Commencement Date has not occurred prior to the completion of the First Milestone, the First Milestone Contingent Payment shall be made within sixty (60) days of the completion of the First Milestone.
          (d) In the event that the Second Milestone is completed following the Effective Time and the Closing Payment Amount has not otherwise been increased in accordance with the definition thereof as a result of the achievement of such Second Milestone, Parent shall make a Contingent Payment (the “Second Milestone Contingent Payment”) equal to that portion of the Second Milestone Amount allocated to each of the Participating Rights Holders pursuant to Section 2.1. The Second Milestone Contingent Payment shall be paid by Parent together with the Sales Contingent Payment payable under Section 1.6(b) for the Contingent Payment Year in which the Second Milestone is completed, provided, that if there is no Sales Contingent Payment payable with respect to such Contingent Payment Year, then the Second Milestone Contingent Payment shall be paid within sixty (60) days following the last day of such Contingent Payment Year, and provided, further, if the Contingent Payment Commencement Date has not occurred prior to the completion of the Second Milestone, the Second Milestone Contingent Payment shall be made within sixty (60) days of the completion of the Second Milestone.
          (e) In the event that the Fourth Milestone is completed following the Effective Time and the Closing Payment Amount has not otherwise been increased in accordance with the definition thereof as a result of the achievement of such Fourth Milestone, Parent shall make a Contingent Payment (the “Fourth Milestone Contingent Payment”) equal to that portion of the Fourth Milestone Amount allocated to each of the Participating Rights Holders pursuant to Section 2.1. The Fourth Milestone Contingent Payment shall be paid by Parent within sixty (60) days following completion of the Fourth Milestone.
          (f) Each of Parent and the Company hereby acknowledge that the amount of Worldwide Net Sales, if any, that Parent and its Affiliates may generate during any Contingent Payment Year is uncertain and that (i) Parent and its Affiliates may not generate any Worldwide Net Sales in any

Contingent Payment Year, and (ii) it is therefore not assured that Parent will be required to make any Sales Contingent Payments for any particular Contingent Payment Year, or at all.
          (g) Parent shall have sole discretion over all matters relating to the Contingent Payment Products after the Effective Time, including, but not limited to, any development, manufacturing, marketing and sales decisions relating to any Contingent Payment Product.
     1.7 Maximum Aggregate Contingent Payments. Subject to the further rights of Parent and the Surviving Corporation to reduce the Contingent Payments pursuant to Section 1.9 and Article 9 hereof, Parent shall not be required to make any Contingent Payments once Parent has made Contingent Payments based on Contingent Payment Amounts equal to the amount of (i) $1,250,000,000, minus (ii) the Closing Payment Amount, minus (iii) the Deposit if Parent has delivered the Deposit pursuant to Section 1.1(d), minus (iv) the original principal amount of the Third Loan, if any (the “Maximum Contingent Amount”). Upon distributing Contingent Payments based on Contingent Payment Amounts equal to the Maximum Contingent Amount, Parent’s obligation to make any additional or future Contingent Payments pursuant to Section 1.6 shall cease, and the rights of the Participating Rights Holders to receive Contingent Payments shall terminate. To the extent that any provision of Section 1.6 would otherwise require Parent to make a Contingent Payment resulting in Parent paying Contingent Payments based on Contingent Payment Amounts that, in the aggregate, exceed the Maximum Contingent Amount, Parent shall be entitled to reduce such Contingent Payment such that the Maximum Contingent Amount is not exceeded, and no further Contingent Payment shall be due or payable thereafter. For purposes of this Section 1.7, any amounts offset by Parent against any Contingent Payments made pursuant to Section 1.9(h), Section 2.1, Section 2.5(e), Section 9.4 or otherwise, shall be deemed to have been paid by Parent pursuant to this Section 1.7. Notwithstanding anything herein to the contrary, no additional Contingent Payments shall accrue or become payable after the Contingent Period Termination Date; provided, however, that Parent shall remain obligated after the Contingent Period Termination Date to make any Contingent Payments that are due and payable but unpaid as of the Contingent Period Termination Date.
     1.8 Form of Consideration Payable by Parent.
          (a) Parent Common Stock. Subject to the provisions of Section 1.8(b) below, at the sole discretion of Parent, any portion or all of the Closing Payment (other than that portion which constitutes the Committee Reimbursement Amount) and any portion or all of any Contingent Payment may be satisfied by (i) the issuance to the Participating Rights Holders of that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the amount of the Closing Payment or Contingent Payment that Parent has elected to satisfy through the issuance of whole shares of Parent Common Stock, by (y) the Reference Market Value on the date of payment, with any fraction of a share of Parent Common Stock being treated as provided in Section 1.8(c) below, (ii) payment of such amount in cash, or (iii) a combination of the forms of consideration referred to in the foregoing clauses (i) and (ii).
          (b) Conditions. The right of Parent to pay all or any portion of the Closing Payment or any Contingent Payment through the issuance of shares of Parent Common Stock shall, upon the date such shares are issued to the Participating Rights Holders, be subject to the satisfaction of all of the following conditions:
               (i) any and all such shares shall either be registered under the Securities Act or shall be saleable, subject to any restrictions that would be imposed as a result of such Participating Rights Holder’s individual circumstance (i.e., any volume limitations imposed pursuant to Rules 144 or 145 under the Securities Act), on the date of delivery, without requiring further registration under the Securities Act and without any further holding period being imposed by the Securities Act;
               (ii) Parent shall have caused any shares of Parent Common Stock issued pursuant to this Agreement to be listed on each securities exchange on which similar securities, including as to class and series, issued by Parent are then listed and, if not so listed, to be listed on the Nasdaq National Stock Market, subject only to notice of issuance; and
               (iii) any and all such shares shall have been duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement, be validly issued, fully paid and nonassessable.
          (c) No Fractional Shares. In the event that all or any portion of the Closing Payment or any Contingent Payment is paid in the form of shares of Parent Common Stock, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued, but an amount in cash equal to the aggregate Reference Market Value of all such fractional shares shall instead be deposited with the Stockholder Representative Committee by Parent as additional Committee Reimbursement Amount.
          (d) Legend. Any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock that have not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):
          “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”
          In the event that any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock is imprinted with the foregoing legend (or a similar legend), Parent shall cause such legends to be removed in connection with any resale of such shares of Parent Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.
     1.9 Payment of Contingent Payments.
          (a) Contingent Payment Certificates. On or prior to the sixtieth (60th) day following the last day of each Contingent Payment Year, Parent shall deliver to the Stockholder Representative Committee a certificate (each, a “Contingent Payment Certificate”), setting forth Parent’s determination of the Sales Contingent Payment Amount for such Contingent Payment Year and the amount of Worldwide Net Sales used to determine such Sales Contingent Payment Amount. In addition, on or prior to the thirtieth (30th) day following the achievement of any Milestone, Parent shall deliver to the Stockholder Representative Committee notice of the achievement of such Milestone.
          (b) Stockholder Representative Committee Audit Rights. Parent hereby grants the Stockholder Representative Committee and its representatives, at the Stockholder Representative Committee’s sole expense, the right, exercisable no more than once during each ninety (90) day period following delivery to the Stockholder Representative Committee of a Contingent Payment Certificate, and

subject to the execution of, and compliance with, Parent’s standard form of confidentiality agreement, to examine its books of account and records of Worldwide Net Sales for the Contingent Payment Year with respect to which the most recent Contingent Payment Certificate has been delivered, at the location of such records on prior written notice (the “Audit Notice”) of at least twenty (20) days, for the purpose of verifying the amount of Worldwide Net Sales for the Contingent Payment Year with respect to which the most recent Contingent Payment Certificate has been delivered (each, a “Contingent Payment Audit”). For the purpose of conducting a Contingent Payment Audit, the Stockholder Representative Committee may hire, at its expense, an auditor and/or attorney of its choosing to assist in such examination, provided, that such auditor or attorney has entered into Parent’s standard form of confidentiality agreement. The Stockholder Representative Committee shall have access to such books and records for a thirty (30) day period commencing on the date on which access to such books and records is made available to the Stockholder Representative Committee; provided, that any review of such books and records conducted on Parent’s premises shall be completed within ten (10) business days from such date. Nothing in this Section 1.9(b) shall be deemed to require Parent to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which Parent retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records of Parent other than that specified above.
          (c) Dispute Notice. In the event that the Stockholder Representative Committee does not agree with the Sales Contingent Payment Amount set forth on any Contingent Payment Certificate, the Stockholder Representative Committee shall be entitled, within sixty (60) days of the later of (i) delivery of such Contingent Payment Certificate or (ii) the completion of a Contingent Payment Audit commenced in connection with the delivery of such Contingent Payment Certificate (the “Dispute Period”), to give Parent written notice (a “Dispute Notice”) of such disagreement.
          (d) Agreed Contingent Payment Amount. In the event that the Stockholder Representative Committee delivers a Dispute Notice within the Dispute Period, the Stockholder Representative Committee and Parent shall, for a period of not less than thirty (30) days after delivery of the Dispute Notice, attempt to resolve the Sales Contingent Payment Amount (the “Disputed Contingent Payment Amount”) in dispute and mutually determine any adjustments to such Sales Contingent Payment Amount (the “Agreed Contingent Payment Amount”). Parent and the Stockholder Representative Committee shall, subject to execution of a confidentiality agreement in form and substance satisfactory to the delivering party, provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve such Disputed Contingent Payment Amount, including the delivery of a copy to the Stockholder Representative Committee of any such information, records and material that is used to calculate the amount of Worldwide Net Sales set forth on each Contingent Payment Certificate.
          (e) Arbitration of Disputes. In the event that no agreement can be reached by the Stockholder Representative Committee and Parent as to the calculation of the Disputed Contingent Payment Amount within ninety (90) days after delivery of the Dispute Notice, then either party shall have the right to submit the Disputed Contingent Payment Amount to arbitration by the New York, New York office of one (1) of the following entities or their respective successors, so long as such entity or its successors is not the principal regularly-engaged outside accountant to Parent or the Company: Deloitte & Touche LLP, KPMG LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP (collectively, the “Accountants”); provided, however, that the engagement and charge of the Accountants shall be limited to determining the Worldwide Net Sales of any identified product or products for the Contingent Payment Year used to calculate the Disputed Contingent Payment Amount, and, that the Accountants shall not be entitled to determine whether any products sold by Parent are Contingent Payment Products for purposes of this Agreement. The Stockholder Representative Committee and Parent shall jointly select which of the Accountants will perform the calculation within thirty (30) days after the Stockholder Representative Committee and Parent determine that they are unable to settle the amount independently. The partner selected from one of the Accountants in accordance with this Agreement to be responsible for the determination of the Disputed Contingent Payment Amount, who shall be mutually agreeable to Parent and the Stockholder Representative Committee, shall be referred to herein as the “Appraiser.” The Appraiser shall determine the Disputed Contingent Payment Amount based on the final Worldwide Net Sales for the Contingent Payment Year subject to the Dispute Notice within ninety (90) days after the date of such Appraiser’s engagement. The fees and expenses of the Appraiser shall be paid by the Stockholder Representative Committee; provided, that if the final Sales Contingent Payment Amount determined after calculation of the amount of Worldwide Net Sales by the Appraiser in any examination conducted pursuant to this Section 1.9(e) is more than $250,000 greater than the Sales Contingent Payment Amount set forth in the relevant Contingent Payment Certificate, Parent shall pay the fees and expenses of the Appraiser.
          (f) Final Calculation and Payment of Contingent Payment. With respect to any Sales Contingent Payment Amount:
               (i) In the event that the Stockholder Representative Committee does not deliver a Dispute Notice with respect to such Sales Contingent Payment Amount within the Dispute Period, the Sales Contingent Payment Amount set forth in the relevant Contingent Payment Certificate shall be deemed to be the final Sales Contingent Payment Amount for such Contingent Payment Year and for all purposes of this Agreement, absent fraud or intentional misconduct, and Parent shall, within fifteen (15) days after the expiration of the Dispute Period, pay the amount specified in Section 1.6 in respect of the applicable Contingent Payment Year to the Stockholder Representative Committee (for the benefit of the Participating Rights Holders) in a form of consideration selected by Parent in accordance with Section 1.8 and subject to Section 1.9(h).
               (ii) In the event that the Stockholder Representative Committee delivers a Dispute Notice pursuant to Section 1.9(c) with respect to a Sales Contingent Payment Amount, and Parent and the Stockholder Representative Committee shall mutually determine the Agreed Contingent Payment Amount, then the Agreed Contingent Payment Amount shall be deemed to be the final such Sales Contingent Payment Amount for all purposes of this Agreement, absent fraud or intentional misconduct, and Parent shall, within fifteen (15) days after such Agreed Contingent Payment Amount is mutually determined, pay the amount specified in Section 1.6 in respect of the applicable Contingent Payment Year based on the Agreed Contingent Payment Amount to the Stockholder Representative Committee (for the benefit of the Participating Rights Holders) in a form of consideration selected by Parent in accordance with Section 1.8 and subject to Section 1.9(h).
               (iii) In the event that an Appraiser shall determine the Disputed Contingent Payment Amount pursuant to Section 1.9(e), then the Sales Contingent Payment Amount determined by the Appraiser pursuant to Section 1.9(e) shall be deemed to be the final such Sales Contingent Payment Amount for such Contingent Payment Year for all purposes of this Agreement, absent fraud or intentional misconduct, and Parent shall, within fifteen (15) days after such final determination by the Appraiser, pay the amount specified in Section 1.6 in respect of the applicable Contingent Payment Year based on the final Sales Contingent Payment Amount determined by the Appraiser to the Stockholder Representative Committee (for the benefit of the Participating Rights Holders) in a form of consideration selected by Parent in accordance with Section 1.8 and subject to Section 1.9(h).
               (iv) The determination of any Sales Contingent Payment Amount pursuant to Sections 1.9(f)(i), 1.9(f)(ii) or 1.9(f)(iii) shall, in the absence of fraud or intentional misconduct, be conclusive for all purposes of this Agreement, and Parent, Stockholder Representative Committee and Appraiser shall each be free from any and all liability resultant from such determination.

          (g) Termination of Audit and Arbitration Rights. Notwithstanding anything to the contrary herein, in the event that two (2) or more examinations by an Appraiser have been commenced by the Stockholder Representative Committee pursuant to Section 1.9(e) hereof, and in two (2) such examinations the aggregate amount of the Sales Contingent Payment Amounts finally determined by the Appraiser in such examinations is less than one percent (1%) greater than the aggregate Sales Contingent Payment Amounts set forth on the Contingent Payment Certificates originally delivered by Parent with respect to such Contingent Payment Years, then the Stockholder Representative Committee shall no longer be permitted to deliver an Audit Notice or Dispute Notice to Parent, or submit any additional disputed Sales Contingent Payment Amounts to a determination by an Accountant in accordance with this Section 1.9 for such Contingent Payment Year or any other Contingent Payment Years.
          (h) Unilateral Right of Set-Off; Payment Upon Resolution. Notwithstanding anything to the contrary in this Agreement, the obligation of Parent and the Surviving Corporation to make any Contingent Payment shall be qualified in its entirety by the right of Parent and the Surviving Corporation to reduce the amount of any Contingent Payment, to the extent Parent would otherwise be entitled to be indemnified therefore, by the amount of any Damages incurred or suffered, or reasonably likely to be incurred or suffered, by Parent or the Surviving Corporation, as determined by Parent in good faith and subject only to the express limitations on indemnification set forth in Article 9 hereof. In the event that Parent reduces the amount of any Contingent Payment by the amount of any Damages that have not been, at the time the Contingent Payment is made, incurred by Parent, and it is finally determined that such Damages will not be incurred by Parent, then Parent shall promptly upon such determination and whether before or following the Contingent Period Termination Date pay to the Participating Rights Holders such amounts as have been withheld plus interest thereon which shall accrue from the date such Contingent Payment was reduced at the “Prime Rate” as announced from time to time by Bank of America, N.A., in Boston, Massachusetts, or its successor, plus one percent (1%).
          (i) Dissenting Shares. The provisions of this Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.9 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the payments to which such holder would otherwise have been entitled pursuant to Section 2.1 hereof had such shares of Company capital stock not been Dissenting Shares at the Effective Time.
ARTICLE 2
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; PAYMENTS
     2.1 Conversion of Securities.
          (a) Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into the right to receive from Parent, in the form of consideration determined by Parent in accordance with Section 1.8, (i) an amount equal to the Per Share Common Closing Payment, plus (ii) an amount equal to the Per Share Common Contingent Payment associated with each Contingent Payment when such payments, if any, are made pursuant to Sections 1.6 and 1.9 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Common Closing Payment and the Per Share Common Contingent Payment associated with each Contingent Payment, if any, upon the surrender of such certificate in accordance with Section 2.2 and this Section 2.1. Notwithstanding the foregoing, portions of the Closing Payment attributable to the Company Common Stock shall be deposited in escrow or paid to the Stockholder Representative Committee as Committee Reimbursement Amount in accordance with

Section 1.5, and a portion of any Contingent Payment otherwise attributable to the Company Common Stock may be deducted from such Contingent Payment and paid to the Stockholder Representative Committee as additional Committee Reimbursement Amount in accordance with Section 2.5.
          (b) Preferred Stock. Each share of each series, if any, of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into the right to receive, in the form of consideration determined by Parent in accordance with Section 1.8, an amount equal to the Per Share Preferred Closing Payment associated with such series of Company Preferred Stock; provided, however, that in no event shall any amount be paid pursuant to this Section 2.1(b) with respect to any share of Company Preferred Stock in excess of the maximum amount that is distributable with respect to such share upon a liquidation of the Company, or any other event deemed to be a liquidation of the Company, pursuant to the Company’s Restated Articles as in effect immediately prior to the Effective Time. All shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Preferred Closing Payment associated with the applicable series of Company Preferred Stock upon the surrender of such certificate in accordance with Section 2.2 and this Section 2.1.
          (c) Disposition of Options. All options to purchase Company Common Stock issued under the Company’s 2001 Stock Option/Stock Issuance Plan (the “Company Option Plan”) or otherwise listed in Section 3.2(c) of the Company Disclosure Schedule, whether or not exercisable, whether or not vested, and whether or not performance-based, which are outstanding immediately prior to the Effective Time (each a “Company Option”), shall not be assumed by the Surviving Corporation or Parent, but shall instead be converted at the Effective Time into the right to receive from Parent, in the form of consideration determined by Parent in accordance with Section 1.8, and subject to Section 1.5, (i) payment as of the Closing of an amount equal to the excess, if any, of the aggregate Per Share Common Closing Payment that would be payable with respect to all shares of Company Common Stock that would be issuable upon exercise of such Company Option (the “Option Shares”) over the aggregate exercise price otherwise payable by the holder to acquire such Option Shares; plus (ii) payment out of each Contingent Payment of an amount equal to the excess of the aggregate Per Share Common Contingent Payment that would be payable with respect to such Option Shares in connection with each Contingent Payment over any exercise price otherwise payable by the holder to acquire such Option Shares, in each case to the extent such exercise price has not previously been deducted from any Per Share Common Closing Payment or other Per Share Common Contingent Payment, when such payments, if any, are made pursuant to Sections 1.6 and 1.9 hereof. Notwithstanding the foregoing, portions of the Closing Payment attributable to the Company Options shall be deposited in escrow or paid to the Stockholder Representative Committee as Committee Reimbursement Amount in accordance with Section 1.5, and portions of any Contingent Payment otherwise attributable to the Company Options may be deducted from such Contingent Payment and paid to the Stockholder Representative Committee as additional Committee Reimbursement Amount in accordance with Section 2.5.
          (d) Disposition of Warrants. All unexercised rights, warrants or options not subject to the Company Option Plan or otherwise listed in Section 3.2(c) of the Company Disclosure Schedule to purchase shares of Company Preferred Stock and/or Company Common Stock outstanding immediately prior to the Effective Time (each a “Company Warrant”), shall not be assumed by the Surviving Corporation or Parent, but shall instead be converted at the Effective Time into the right to receive from Parent, in the form of consideration provided in Section 1.8, and subject to Section 1.5, (x) payment as of the Closing of an amount equal to the excess, if any, of the aggregate Per Share Preferred Closing Payment or Per Share Common Closing Payment, as applicable, that would be payable with respect to all shares of Company Preferred Stock and/or Company Common Stock that would be issuable upon exercise of such Company Warrant (“Warrant Shares”) over the aggregate exercise price otherwise payable by the holder to acquire such Warrant Shares; plus (y) payment out of each Contingent Payment of an amount equal to the excess of the aggregate Per Share Common Contingent Payment that would be payable with respect to such Warrant Shares in connection with each Contingent Payment over any exercise price otherwise payable by the holder to acquire such Warrant Shares, in each case to the extent such exercise price has not previously been deducted from any Per Share Preferred Closing Payment or Per Share Common Closing Payment, as applicable, or, if applicable, other Per Share Common Contingent Payment, when such payments, if any, are made pursuant to Sections 1.6 and 1.9 hereof. Notwithstanding the foregoing, a portion of the Closing Payment attributable to Company Warrants that are exercisable for shares of Company Common Stock shall be deposited in escrow or paid to the Stockholder Representative Committee as Committee Reimbursement Amount in accordance with Section 1.5, and a portion of any Contingent Payment otherwise attributable to Company Warrants that are exercisable for shares of Company Common Stock may be deducted from such Contingent Payment and paid to the Stockholder Representative Committee as additional Committee Reimbursement Amount in accordance with Section 2.5.
          (e) Treasury Stock. Each share of Company Common Stock or Company Preferred Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.
          (f) Stock Held by Parent. Each share of Company Common Stock or Company Preferred Stock held by any Disqualified Stockholder shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.
          (g) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.
          (h) Fractional Shares. No holder of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants, after aggregation of all of the Parent Common Stock issuable to such holder at the Effective Time, shall be entitled to a fractional share of Parent Common Stock, but instead, any such fractional shares shall be treated as set forth in Section 1.8(c).
     2.2 Exchange of Certificates and Instruments for Closing Payment.
          (a) Exchange Procedures.
               (i) Within a reasonable period of time prior to the Closing, Parent will deliver to the Company forms of the transmittal materials which Parent or its transfer agent will reasonably require from those Participating Rights Holders entitled to receive at the Closing a portion of the Closing Payment in respect of their shares of Company Common Stock or Company Preferred Stock, or in respect of their Company Options or Company Warrants, which materials may include any certifications Parent may request with respect to compliance with any withholding obligations of Parent or the Surviving Corporation under the Code. The Company will distribute such materials to eligible Participating Rights Holders. As promptly as practicable following the Effective Time, Parent will deliver to each Participating Rights Holder who has completed such transmittal materials and returned them to Parent at or prior to the Closing, together with the certificate or certificates representing outstanding shares of Company Common Stock or Company Preferred Stock (the “Certificates”) or certificates or instruments representing outstanding Company Options or Company Warrants (“Derivative Instruments”) or a signed affidavit in a form reasonably acceptable to Parent that such Certificate or Derivative Instrument has been lost (“Affidavits”), (A) a check (or, at Parent’s election, a wire transfer to the extent that the aggregate amount owed to any such holder at the Closing is in excess of $5,000,000) representing that portion of the Closing Payment to which such Participating Rights Holder is entitled that Parent has elected to satisfy in cash; provided, that such payment made by Parent by check may be made by delivering such checks on the Closing Date to the Stockholder Representative Committee, which, in turn, shall distribute such checks to the appropriate Participating Rights Holders, or (B) a certificate representing any shares of Parent Common Stock issued in respect of such Company Common Stock, Company Preferred Stock, Company Options or Company Warrants. The delivery of such checks (or wire transfers, as applicable) and certificates by Parent to the Stockholder Representative Committee shall be deemed, for all purposes, to have satisfied in full Parent’s Closing Payment obligations to such Participating Rights Holders and Parent shall have no further obligation for such payments. Parent shall not be required to pay any amount of the Closing Payment or any Contingent Payment to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed transmittal materials in the form prepared by Parent and the applicable Certificate, Derivative Instruments or Affidavits.
               (ii) As promptly as practicable after the Effective Time, Parent or its transfer agent will send to each Participating Rights Holder who does not submit completed transmittal materials to Parent at or before the Closing, as permitted by Section 2.2(a)(i) above, transmittal materials for use in exchanging his, her or its Certificates or Derivative Instruments for the applicable portion of the Closing Payment into which such shares of Company Common Stock or Company Preferred Stock (other than any Dissenting Shares) or Company Options or Company Warrants, have been converted. Until surrendered or delivery of an Affidavit as contemplated by this Section 2.2, each Certificate or Derivative Instrument shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amounts of Merger Consideration payable pursuant to Section 2.1. Upon receipt of the completed transmittal materials and the applicable Certificates, Derivative Instruments or Affidavits, Parent will issue to the Participating Rights Holder a certificate representing shares of Parent Common Stock or deliver to the Participating Rights Holder a check (or, at Parent’s election, a wire transfer, to the extent that the aggregate amount owed to such Participating Rights Holder as of the Closing is in excess of $5,000,000) representing that portion of the Closing Payment to which such Participating Rights Holder is entitled that Parent has elected to satisfy in cash.
               (iii) Parent shall be entitled to rely entirely on the information contained in the Capitalization and Fee Certificate and any transmittal materials delivered hereunder for purposes of satisfying Parent’s obligation to deliver the Closing Payment and any Contingent Payment hereunder.
          (b) No Further Rights in Certificates or Derivative Instruments. After the Effective Time, holders of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or rightholders of the Company or the Surviving Corporation, other than (i) in the case of Company Common Stock and Company Preferred Stock (other than Dissenting Shares), and Company Options and Company Warrants, the rights to receive the applicable portions of the Merger Consideration to be issued at Closing and of the Contingent Payments; (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under California Law, and (iii) rights under this Agreement and the Escrow Agreement.
          (c) No Liability. Neither Parent, the Surviving Corporation nor the Company shall be liable to any holder of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants for any portion of the Merger Consideration delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.
          (d) Withholding Rights. Each of the Surviving Corporation, Parent and Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including, without limitation, the Deposit) to any holder of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, regardless of the form of consideration that Parent elects to issue in accordance with Section 1.8. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Escrow Agent, as the case may be.
     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable laws.
     2.4 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 2.1, but the holders thereof shall only be entitled to such rights as are granted by California Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Certificates that formerly evidenced such shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for fair value of shares of Company Common Stock or Company Preferred Stock received by the Company, withdrawals of such demands, and any other instruments served pursuant to California Law, if any, and received by the Company, and (ii) the opportunity to direct, at its expense, all negotiations and proceedings with respect to demands for fair value under California Law, if any. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the fair value of shares of Company Common Stock or Company Preferred Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.
     2.5 Stockholder Representative Committee.
          (i) Appointment of Stockholder Representative Committee. Each of Robert Stockman, Gordon Nye and Brian Dovey are hereby appointed, effective from and after the Effective Time of the Merger, to act as the Stockholder Representative Committee under this Agreement in accordance with the terms of this Section 2.5 and the Escrow Agreement. The members of the Stockholder Representative Committee shall designate (and notify Parent of such designation) a single member of the Stockholder Representative Committee as its designated representative (the “Designated Representative”), who shall have full power and authority to take all actions on behalf of the Stockholder Representative Committee and upon whose instruction Parent and the Surviving Corporation shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Stockholder Representative Committee. Robert Stockman shall initially be the Designated Representative. The Designated Representative may be changed from time to time by the written consent of the then existing member or members of the Stockholder Representative Committee. In the event that one (1) or two (2) members of the Stockholder Representative Committee cease to be members as a result of death, resignation, incapacity or removal, then the remaining member(s) of the Stockholder Representative Committee shall appoint the successor member(s) as soon as practicable. In the event that there are no members of the Stockholder Representative Committee at any time from and after the Effective Time as a result of death, resignation, incapacity or removal, then Robert Schultz and Katrina Thompson shall be automatically deemed to be appointed as successor members of the Stockholder

Representative Committee and Parent shall be entitled to rely, without any investigation or inquiry, on the instruction of such individuals.
          (b) Authority After the Effective Time. From and after the Effective Time, the Stockholder Representative Committee shall be authorized to:
               (i) take all actions required by, and exercise all rights granted to, the Stockholder Representative Committee in this Agreement or the Escrow Agreement;
               (ii) receive all notices or other documents given or to be given to the Stockholder Representative Committee by Parent pursuant to this Agreement or the Escrow Agreement;
               (iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement;
               (iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative Committee in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);
               (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;
               (vi) apply the Committee Reimbursement Amount to the payment of (or reimbursement of the Stockholder Representative Committee for) expenses and liabilities which the Stockholder Representative Committee may incur pursuant to this Section 2.5;
               (vii) approve of and execute amendments to this Agreement in accordance with Section 10.12; and
               (viii) take such other action as the Stockholder Representative Committee may deem appropriate, including:
                    (A) agreeing to any modification or amendment of this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;
                    (B) taking any actions required or permitted under the Escrow Agreement; and
                    (C) all such other matters as the Stockholder Representative Committee may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement.
          (c) Reimbursement of Expenses. The members of the Stockholder Representative Committee shall be entitled to receive reimbursement from any Committee Reimbursement Amounts retained on behalf of the Stockholder Representative Committee and then, immediately prior to its distribution to the Participating Rights Holders, against the consideration held pursuant to the Escrow Agreement, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative Committee in the performance or discharge of its rights and obligations under this Agreement (the “SRC Expenses”). The Committee Reimbursement Amount shall only be used for the payment of the SRC Expenses or as otherwise required by this Agreement.
          (d) Release from Liability; Indemnification; Authority of Stockholder Representative Committee. Each Participating Rights Holder hereby releases the Stockholder Representative Committee, and each of its members, from, and each Participating Rights Holder agrees to indemnify the Stockholder Representative Committee, and each of its members, against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Stockholder

Representative Committee, or any member thereof, to a Participating Rights Holder for loss which such holder may suffer from the willful misconduct or gross negligence of the Stockholder Representative Committee or such member in carrying out his, her or its duties hereunder. By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) appoints, as of the date of this Agreement, the Stockholder Representative Committee as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Surviving Corporation may be entitled to indemnification and, by virtue of its approval of the Agreement, the Stockholder Representative Committee agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Stockholder Representative Committee shall be conclusive and binding upon all of the Participating Rights Holders.
          (e) Reduction of Contingent Payments to Replenish Committee Reimbursement Amount and Escrowed Funds. The Stockholder Representative Committee, upon written notice delivered to Parent no less than twenty (20) business days prior to the making of any Contingent Payment, shall be entitled to cause Parent to deduct amounts from that portion of such Contingent Payment payable to Participating Rights Holders with respect to their shares of Company Common Stock, Company Options and Company Warrants exercisable for Company Common Stock that is not subject to reduction in accordance with Sections 1.9(h), 2.1(a), 2.1(c), 2.1(d) and 9.4 for purposes of (i) replenishing the Committee Reimbursement Amount hereunder (which Committee Reimbursement Amount may be increased from time to time in the discretion of the Stockholder Representative Committee, but not above $100,000 at any one time), or (ii) reimbursing the members of the Stockholder Representative Committee for the amount of any SRC Expenses previously paid by the Stockholder Representative Committee and not discharged out of the Committee Reimbursement Amount or any consideration held pursuant to the Escrow Agreement. In addition, (x) to the extent that, at the time Parent is required to make any Contingent Payment, the Committee Reimbursement Amount then maintained by the Stockholder Representative Committee is less than $100,000, the Stockholder Representative Committee shall be required to instruct the Parent to deduct such amounts from such Contingent Payments as may be required to maintain $100,000 in the Committee Reimbursement Amount at all times, and (y) in the event that the amount of any fees payable by the Stockholder Representative Committee to the Escrow Agent in accordance with the terms of the Escrow Agreement have been deducted from the consideration held pursuant to the Escrow Agreement in accordance therewith, the Stockholder Representative Committee shall be required to instruct Parent to deduct such amounts from such Contingent Payments and to redeposit such amounts with the Escrow Agent as Escrowed Funds under the Escrow Agreement. Any reduction from the consideration held pursuant to the Escrow Agreement or any offset against any Contingent Payment shall be made against the amounts to be distributed to the Participating Rights Holders pro rata based on the aggregate amounts of such escrowed consideration or Contingent Payment otherwise to be received by such Participating Rights Holders. In connection with any such offsets by Parent pursuant to this Section 2.5(e), the Stockholder Representative Committee hereby releases Parent from, and agrees to indemnify Parent against, liability for any action taken by Parent at the direction of the Stockholder Representative Committee in accordance with this Section 2.5(e). Any of the Committee Reimbursement Amount originally deposited with the Stockholder Representative Committee pursuant to this Section 2.5(e) that has not been consumed by the Stockholder Representative Committee pursuant to the terms of this Agreement on or prior to the end of the period in which Parent, the Surviving

Corporation and their Affiliates may make claims for indemnification pursuant to Section 9.2 or, if later, the date on which all indemnification claims of Parent, the Surviving Corporation or any of their Affiliates outstanding at the end of such period have been discharged in full, shall be distributed by the Stockholder Representative Committee to the Participating Rights Holders pro rata based on their respective rights to participate in the Contingent Payments, if any, from which such amounts were originally deducted.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent as follows as of each of (a) the date hereof and (b) the Closing Date, except as specifically contemplated by this Agreement; provided, that the representations and warranties made as of the date hereof shall be qualified by the Company Disclosure Schedule, and the representations and warranties as of the Closing Date shall be qualified by the Updated Company Disclosure Schedule delivered by the Company most recently prior to the delivery of the Merger Election Notice by Parent, and the references below to the Company Disclosure Schedule shall be deemed, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, to be references to such Updated Company Disclosure Schedule. Except as may be specifically set forth herein, each representation and warranty contained in this Article 3 shall be deemed to be made as of each date on which representations and warranties are deemed to be made in accordance with this paragraph. Notwithstanding any other provision of this Agreement or such Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule or any Updated Company Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule or such Updated Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule or such Updated Company Disclosure Schedule.
     3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements to which it is a party, to issue the Purchased Shares and the Conversion Shares, and to perform its obligations under, and carry out the provisions of, this Agreement and the Related Agreements, and to carry on its business as presently conducted and as presently contemplated to be conducted.
     3.2 Capitalization and Voting Rights.
          (a) The authorized capital of the Company consists of (except as otherwise disclosed in the Company Disclosure Schedule):
               (i) Preferred Stock. 10,276,918 shares of Company Preferred Stock, of which 1,814,558 shares have been designated Series A Preferred Stock, 833,333 shares have been designated Series B Preferred Stock, 558,374 shares have been designated Series C Preferred Stock, 819,673 shares have been designated Series D Preferred Stock, 2,550,980 shares have been designated Series E Preferred Stock, 1,000,000 shares have been designated Series F Preferred Stock, 2,100,000 shares have been designated Series G-1 Preferred Stock and 600,000 shares have been designated Series G-2 Preferred Stock. The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the form of the Restated Articles.

               (ii) Common Stock. 20,000,000 shares of Common Stock and 130,000 shares of Non-Voting Common Stock.
          (b) The number of shares of each series of Company Preferred Stock and of Company Common Stock issued and outstanding is set forth on Section 3.2(b) of the Company Disclosure Schedule.
          (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement and the Related Agreements, there are not outstanding any options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any of its Securities. The Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any other persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. The Company Stockholders collectively currently own, beneficially and of record, a sufficient number of shares of each class of the Securities outstanding on the date hereof required to approve the transactions contemplated by this Agreement and the Related Agreements, including the Merger.
          (d) All of the issued and outstanding shares of the Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
          (e) Each series of Company Preferred Stock is presently convertible into Company Common Stock on a one-for-one basis and the consummation of the transactions contemplated hereunder (including the issuance of the Purchased Shares and the Conversion Shares) will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock. The Purchased Shares and the Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of the Securities Purchase Agreement and the Restated Articles, the Purchased Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances.
          (f) Section 3.2(f) of the Company Disclosure Schedule sets forth the name and address of each Securityholder and the Securities owned beneficially and of record by each Securityholder, and, in the case of options, warrants, instruments and other rights to acquire capital stock of the Company, (i) the per-share exercise price payable therefor, (ii) the number of shares of the Company’s capital stock each option, warrant, instrument or other right is vested or exercisable for as of the Agreement Date or the Closing Date, as applicable, (iii) whether the holder of such option, warrant, instrument or other right is an employee of the Company, (iv) whether the vesting of such option, warrant, instrument or other right shall be accelerated by a change of control of the Company, including as a result of the Merger, and (v) whether or not any such options, warrants, instruments or other rights are intended to be “incentive stock options” as such term is defined in the Code.
     3.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture or similar arrangement.
     3.4 Authorization; Binding Obligations; Governmental Consents.
          (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party, the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance (or reservation for issuance) and delivery of the Purchased Shares and the Conversion Shares pursuant thereto in accordance with the terms thereof, have been taken prior to the Agreement Date, except for the Initial Stockholder Approval. This Agreement and the Related Agreements to which it is a party will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuances of the Purchased Shares and the Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
          (b) No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other person on the part of the Company is required in connection with the execution and delivery of this Agreement or the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby or thereby, except (i) the filing of merger documents with the California Secretary of State; and (ii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws.
     3.5 Financial Statements.
          (a) The Company has made available to Parent, and included in the Company Disclosure Schedule are, the Financial Statements. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except that the unaudited financial statements do not contain footnotes. The Financial Statements fairly present the financial condition of the Company on a consolidated basis as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which are neither individually nor in the aggregate material in amount. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP applied on a basis consistent with prior periods.
          (b) Except for Indebtedness reflected in the Financial Statements or Indebtedness (other than Indebtedness for borrowed money) incurred in the ordinary course of business and not individually or in the aggregate in excess of $250,000, the Company Disclosure Schedule, the Company has no Indebtedness outstanding. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor, to the Company’s knowledge, is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any Securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to Parent or counsel to Parent.
     3.6 Liabilities. The Company and its Subsidiaries have no material liabilities and the Company knows of no material contingent liabilities required to be disclosed in the Financial Statements that are not so disclosed, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the Financial Statements.
     3.7 Offering Valid. Subject in part to the truth and accuracy of Parent’s representations in this Agreement and in the Securities Purchase Agreement, the offer, sale and issuance of the Purchased Shares and the Conversion Shares, as contemplated by the Securities Purchase Agreement, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     3.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company and its Subsidiaries or any of its officers or directors. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company and its Subsidiaries are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.
     3.9 Intellectual Property.
          (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Intellectual Property owned, licensed or used by the Company or any of its Subsidiaries, all applications therefor, and all licenses, assignments and other agreements relating thereto to which the Company is a party, and (ii) all written agreements relating to technology, know-how and processes which the Company or any of its Subsidiaries has licensed or authorized for use by others.
          (b) The operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated by the Company and its Subsidiaries to be conducted does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the knowledge of the Company, threatened alleging that the operation of such business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party.
          (c) The Company has the full right, title and interest in and to, or has a valid license or other legal right under, the Company Owned Intellectual Property and the Company Licensed Intellectual Property used in or necessary to the operation of its business as presently conducted or as currently contemplated by the Company to be conducted, subject to the terms of the license agreements governing the Company Licensed Intellectual Property.
          (d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Company Owned Intellectual Property, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person (other than generally available off the shelf software and other standard products).
          (e) The Company has no present knowledge from which it should reasonably conclude that the Company Owned Intellectual Property and any Intellectual Property licensed to the Company under the Company Licensed Intellectual Property, are invalid or unenforceable, and the same have not been adjudged invalid or unenforceable in whole or in part. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated by the Company to be conducted. The Company has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to it.
          (f) No claims or actions have been asserted, are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any of its Subsidiaries infringe or misappropriate any Intellectual Property right of any third party, or (iii)

alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the knowledge of the Company, there is no basis for such a claim.
          (g) To the knowledge of the Company and without conducting any specific investigation, no person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not breach, violate or conflict with any instrument or agreement concerning the Company Owned Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Owned Intellectual Property or materially impair the right of Surviving Corporation to license or dispose of, or to bring any action for the infringement of, any material Company Owned Intellectual Property.
          (h) The Company has delivered or made available to Parent or counsel to Parent correct and complete copies of all the licenses of the Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software or other generally available standard products. With respect to each such license:
               (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;
               (ii) such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;
               (iii) neither the Company nor any of its Subsidiaries has (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and
               (iv) neither the Company nor, to the knowledge of the Company, any other party to such license (including any Subsidiaries of the Company) is in material breach or default thereof, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.
          (i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is aware that any of its respective employees, officers, directors, agents or consultants (i) has breached or violated confidentiality restrictions in favor of any third person the breach or violation of which could subject the Company or any of its Subsidiaries to any material liability, or (ii) is obligated, to the Company’s knowledge, under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any of its Subsidiaries, as applicable, or that would conflict with the Company’s or any of its Subsidiaries’ business as presently conducted. Each employee and officer of and consultant to the Company and any of the Subsidiaries of the Company has executed a proprietary information and inventions agreement, a confidentiality agreement, or a mutual confidentiality agreement in the form of Exhibits D-1, D-2, or D-3 attached hereto. No current or former employee or officer of or consultant to the Company or any of its Subsidiaries has excluded works or inventions made prior to his or her employment or relationship with the Company or any of its Subsidiaries from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement.
          (j) Each of the Company and each of its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Company Owned Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property.
          (k) Neither the execution nor delivery of this Agreement or any of the Related Agreements, nor the carrying on of the Company’s or any of its Subsidiaries’ business by the employees of and consultants to the Company or any of its Subsidiaries, as the case may be, nor the conduct of the Company’s or any of its Subsidiaries’ business as presently conducted or as currently proposed by the Company to be conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already assigned to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries believes that it is or will be necessary to utilize any inventions or proprietary information of any of its respective employees (or people it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries, as the case may be.
     3.10 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries are in violation or default of any provision of its Articles of Incorporation or bylaws, or of any material mortgage, indenture, contract, agreement, instrument, judgment, order, writ or decree to which it is a party or by which it is bound or, to the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party, and the issuance of the Purchased Shares and the Conversion Shares, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, instrument, judgment, order, writ or decree, or result in the creation of any material mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the business, operations or any of the assets or properties of the Company or any of its Subsidiaries.
     3.11 Agreements; Actions.
          (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates, or any Affiliate thereof, or between any Subsidiary of the Company and any of its officers, directors or Affiliates.
          (b) Section 3.11(b) of the Company Disclosure Schedule sets forth all agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $100,000, (ii) the license, assignment or transfer of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses to the Company arising from the purchase of generally available “off the shelf” or other standard products), (iii) the manufacture, marketing, sale or distribution of any products of the Company or any of its Subsidiaries in any jurisdiction, or any restrictions on the Company’s or any of its Subsidiaries’ exclusive rights to develop, manufacture, assemble, distribute, market and sell its products, (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), or (v) any supply agreements.
          (c) The Company has delivered or has caused to be delivered to Parent or counsel to Parent correct and complete copies of each contract, agreement or other arrangement listed in Section 3.11 of the Company Disclosure Schedule, as such contracts, agreements and arrangements are amended to date. Each such contract, agreement or other arrangement is a valid, binding and enforceable obligation of the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, the other party or parties thereto, is in breach or non-compliance, or, to the knowledge of the Company, is considered to be in breach or non-compliance by the other party thereto, of any term of any such contract, agreement or other arrangement. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of any default or threat thereof with respect to any such contract, agreement or other arrangement. Subject to obtaining any necessary consents by the other party or parties to any such contract, agreement or other arrangement (as further set forth in Section 3.11(c) of the Company Disclosure Schedule), no contract, agreement or other arrangement listed in Section 3.11 of the Company Disclosure Schedule includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or any of its Subsidiaries or give additional rights to any other party thereto or will in any other way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Related Agreements.
          (d) Neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of Indebtedness or liabilities individually less than $100,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or loans not in excess of $100,000 in the aggregate made and repaid in full prior to January 1, 2003, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business other than such sales that in the aggregate have a value of less than $100,000.
          (e) For the purposes of Section 3.11(b), all liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (including persons the Company or any of its Subsidiaries has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
     3.12 Related-Party Transactions. No employee, officer, or director of or consultant to the Company or any of its Subsidiaries, as the case may be, or member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary or fees (in the case of consultants) for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company Board or the board of directors of any of the Company’s Subsidiaries, as the case may be). To the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers or directors of the Company or any of its Subsidiaries and members of their immediate families may own stock in publicly-traded companies that may compete with the Company or any of its Subsidiaries. To the knowledge of the Company, no member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company. To the knowledge of the Company, no member of the immediate family of any officer or director of any Subsidiary of the Company is directly or indirectly interested in any material contract with such Subsidiary. Except as may be disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other person.
     3.13 Changes. Except as reflected in the Financial Statements provided to Parent, since the end of the latest completed fiscal year of the Company, there has not been:
          (a) Any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;
          (b) Any resignation or termination of any key officers or employees of the Company or any of its Subsidiaries;
          (c) Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;
          (d) Any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect;
          (e) Any waiver by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;
          (f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, or a Subsidiary of the Company to any stockholder, employee, officer or director of such Subsidiary, other than advances made in the ordinary course of business consistent with past practice;
          (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices;
          (h) Any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;
          (i) Any labor organization activity;
          (j) Any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business consistent with past practice;
          (k) Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any of its Subsidiaries, except for (i) licenses to use such Intellectual Property granted in connection with the commercial use of the Company’s products by end-users (but which do not grant rights to manufacture, sell or distribute products using such Intellectual Property to such persons), (ii) rights to manufacture products using such Intellectual Property granted to contract manufacturing partners pursuant to agreements that are terminable upon no more than ninety (90) days’ notice without penalty and do not grant the other party the right to market, distribute or sell products including such Intellectual Property and (iii) non-commercial site licenses granted to clinical investigators who are evaluating the Company products in clinical trials, which licenses terminate at the conclusion of such trials;
          (l) Any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which it is bound which has had or should reasonably be expected to have a Material Adverse Effect; or
          (m) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect.
     3.14 Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had or could reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority (the “Permits”) necessary for the conduct of its business as now being conducted by it. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.
     3.15 Environmental, Zoning and Safety Laws. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) neither the activities carried on by the Company or any of its Subsidiaries at the facilities, offices or properties leased by the Company or any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, such facilities, offices or properties, are in material violation of any Environmental Laws, or any other zoning, health or safety law or regulation; (b) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any operator of its past or present properties, is or has been in violation, or alleged violation, of, or has any liability or threatened liability under, any Environmental Laws; (c) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (d) neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (e) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (f) the Company and each of its Subsidiaries has all Environmental Permits necessary for the conduct of its business as now being conducted by it; (g) the Company and each of its Subsidiaries has always been and is in compliance with its Environmental Permits; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
     3.16 Manufacturing and Marketing Rights. Neither the Company nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s, or any of its Subsidiaries’, exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
     3.17 Disclosure. The Company has provided Parent or counsel to Parent with all the information that Parent has requested for deciding whether to purchase the Purchased Shares and to execute this Agreement and the Related Agreements. Neither this Agreement (including all the exhibits and schedules hereto), the Related Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact relating to the Company necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement, to the knowledge of the Company, there is no material fact relating to the Company that the Company or any of its Subsidiaries, as the case may be, has not disclosed to Parent or counsel to Parent and of which any of its officers, directors or executive employees is aware that could reasonably be expected to result in a Material Adverse Effect on the Company.
     3.18 Registration or First Offer Rights. Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any person.
     3.19 Insurance. The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies, with coverages, and in the good faith belief of the Company, sufficient in amount (subject to reasonable deductibles) to allow the Company or such Subsidiary to replace in full any of its properties that might be damaged or destroyed. The Company and each of its Subsidiaries has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated. Neither the Company nor any of the Company’s Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of the Company’s Subsidiaries has been denied insurance coverage.
     3.20 Employee Benefit Plans.
          (a) Identification of Plans. Except as disclosed in Section 3.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, employment, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, arrangement or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries, as applicable. Each of the arrangements set forth in Section 3.20(a) of the Company Disclosure Schedule is herein referred to as an “Employee Benefit Plan”, except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.20(d)(ii) and (vi) and 3.20(g) below.
          (b) Delivery of Documents. The Company has heretofore delivered to Parent or counsel to Parent true, correct and complete copies of each Employee Benefit Plan and, with respect to each such Employee Benefit Plan, true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received IRS determination letters, if any, and any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Benefit Plan.
          (c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code and each trust or other entity intended to qualify as a “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such in Section 3.20(c) of the Company Disclosure Schedule and has been determined to be so qualified by the IRS, may rely on an opinion letter issued by the IRS with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan and, to the knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation or denial of such determination or which, to the knowledge of the Company, would not reasonably be expected to be resolved without such revocation or denial under the compliance resolution programs of the IRS to preserve such qualification.
          (d) Absence of Certain Events and Arrangements. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule:
               (i) there is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the knowledge of the Company, any fiduciary or service provider thereof;
               (ii) no liability (contingent or otherwise) to the PBGC or any multi-employer plan has been incurred by the Company or any of its Affiliates or Subsidiaries (other than insurance premiums satisfied in due course);
               (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an Affiliate or Subsidiary of the Company, which is subject to Title IV of ERISA;
               (iv) no Employee Benefit Plan nor any party in interest with respect thereof has, to the knowledge of the Company, engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;
               (v) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state laws and Title I, Part 6 of ERISA;
               (vi) neither the Company nor any of its Subsidiaries has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan, except for amendments required by law; and
               (vii) neither the Company nor any of its Subsidiaries has undertaken to maintain any Employee Benefit Plan for any stated period of time and each such Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.
          (e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any of its Subsidiaries, as the case may be, under the terms of each such Employee Benefit Plan or applicable law, as applied through the Closing Date, the consummation of the Merger or a short-form merger, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan subject to Article IV of ERISA, equals or exceeds the current value of all benefits liabilities under that Employee Benefit Plan.
          (f) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, including upon delivery of the Merger Election Notice, the Merger, will not, by themselves or in combination in any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan (including any employment agreement) to any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer or employee of or consultant to the Company.
          (g) Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.
          (h) Definitions. For purposes of this Section, “multi-employer plan”, “party in interest”, “current value”, “reportable event” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with the Company, determined, however, without regard to this Agreement or the Securities Purchase Agreement.
     3.21 FDA and Regulatory Matters.
          (a) With respect to the Contingent Payment Products and, to the extent applicable, any other products currently under development by the Company (collectively, the “Products”), (i) (A) the Company and each of its Subsidiaries has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Product (collectively, the “Company Licenses”); (B) the Company and each of its Subsidiaries, as the case may be, is in compliance in all material respects with all terms and conditions of each Company License and with all applicable laws pertaining to the Activities to Date with respect to each Product which is not required to be the subject of a Company License; (C) the Company and each of its Subsidiaries, as the case may be, is in compliance with all applicable laws regarding registration, license and/or certification for each site at which a Product is manufactured or labeled, or from which a Product is sold or distributed by the Company or its Subsidiaries; and (D) to the extent that any Product has been exported from the United States, the Company or, as applicable, a Subsidiary of the Company exporting such Product, has exported such Product in compliance in all material respects with applicable law; (ii) all manufacturing operations performed by or on behalf of the Company or its Subsidiaries have been and are being conducted in all material respects in compliance with the Quality Systems Regulations of the FDA and, to the extent applicable to the Company or any of its Subsidiaries, in all material respects with counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical laboratory studies of Products under development, sponsored by the Company or any of its Subsidiaries and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company or any of its Subsidiaries, counterpart regulations in the European Union and all other countries; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable law.
          (b) The Company and each of its Subsidiaries is in compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Section 3.21(b) of the Company Disclosure Schedule sets forth a list of all adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803). Set forth on Section 3.21(b) of the Company Disclosure Schedule are complaint review and analysis reports of the Company and each of its Subsidiaries through the date hereof, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.
          (c) Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products, or (ii) otherwise alleging any material violation of any laws by the Company or any of its Subsidiaries.
          (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored and neither the Company nor any of its Subsidiaries has within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Product or provided post-sale warnings regarding any Product.
          (e) The Company and each of its Subsidiaries have conducted all of their clinical trials with reasonable care and in accordance with all applicable laws and the stated protocols for such clinical trials.
          (f) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company or any of its Subsidiaries with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
     3.22 Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of the Company or its stockholders in connection with the negotiation of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     3.23 Taxes.
          (a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the unaudited consolidated financial statements forming part of the Financial Statements included in the Company Disclosure Schedule in an amount that exceeds the corresponding reserve therefor separately identified in Section 3.23(a) of the Company Disclosure Schedule, if any, as reflected in such Financial Statements, and any Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business. The Company has delivered to Parent or counsel to Parent true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to it with respect to Taxable periods ended on or after December 31, 2000 (the “Delivered Tax Returns”), and has delivered or made available to Parent or counsel to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.
          (b) Deficiencies. No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxation Authority against the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.
          (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company.
          (d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority.

          (e) Extensions of the Time for Filing Tax Returns. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.
          (f) Pending Proceedings. There is no action, suit, Taxation Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company.
          (g) No Failures to File Tax Returns. No claim has ever been made by a Taxation Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.
          (h) Tax Attributes, Etc. Set forth in Section 3.23(h) of the Company Disclosure Schedule are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company. Except as set forth in Section 3.23(h) of the Company Disclosure Schedule or the Updated Company Disclosure Schedule none of those carryforwards are presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax law.
          (i) Elections. All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Section 3.23(i) of the Company Disclosure Schedule.
          (j) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is neither a party to nor bound by any Tax sharing or allocation agreement. The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.
          (k) Adjustments under Section 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before or including the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Closing Date. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date.
          (l) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.
          (m) Permanent Establishments and Branches Outside the United States. The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.
          (n) U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).
          (o) Safe Harbor Lease Property. None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          (p) Tax-Exempt Use Property. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (q) Security for Tax-Exempt Obligations. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.
          (r) Section 341(f) Consent. The Company has not filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code, prior to such repeal) owned by the Company.
          (s) Parachute Payments, Etc. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.
          (t) Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to the Company that are, or if issued would be, binding on the Company.
          (u) Divisive Transactions. The Company has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.
          (v) Section 83(b) Elections. To the Company’s knowledge, all persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax laws.
     For purposes of this Section 3.23, references to the Company shall be deemed to include the Company and all of its Subsidiaries.
     3.24 Minute Book. The minute book of the Company made available to Parent or counsel to Parent contains minutes of all meetings of directors and stockholders since the time of incorporation and reflects all transactions referred to in such minutes accurately in all material respects.
     3.25 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.
     3.26 Obligations of Management. Each officer of the Company and its Subsidiaries is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full time at the Company in the future.
     3.27 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from Taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.
     3.28 Information Supplied. None of the information supplied or to be supplied by the Company in writing to Parent or counsel to Parent with the intention that such information be included or incorporated by reference in any registration statement, permit application or proxy statement in connection with the issuance of Parent Common Stock pursuant to Section 1.8 at the time such registration statement or permit application is filed or at the time such proxy statement is mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or which is contained in or omitted from any of the foregoing documents.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the Agreement Date, and as of the Closing Date, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement. The representations and warranties contained in Sections 4.6 through 4.8 are made solely in connection with the possible issuance of shares of Parent Common Stock in connection with the Merger, shall not be deemed to be made for any other purpose and shall be of no force or effect if such issuance does not occur or for any other purpose.
     4.1 Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements to which it is a party, to carry out the provisions of this Agreement and those of the Related Agreements to which it is party, and to perform its obligations under, and carry out the provisions of, this Agreement and such Related Agreements, and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on Parent or Merger Sub, as the case may be.
     4.2 Authorization; Binding Obligations; Governmental Consents.
          (a) All corporate actions on the part of Parent and Merger Sub, and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and those of the Related Agreements to which they are respectively parties and the performance of all obligations of Parent and Merger Sub hereunder and thereunder have been taken; provided, that as of the Agreement Date, the board of directors of Parent has not authorized the delivery of a Merger Election Notice or the performance of any of its obligations that arise after delivery of the Merger Election Notice and the board of directors of Scimed Life Systems, Inc. has not authorized the execution of the Merger Certificate. This Agreement and the those of the Related Agreements to which they are parties are the valid and legally binding obligations of Parent and Merger Sub, enforceable against such parties in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.
          (b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Merger Sub is required in connection with the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement and those of the Related Agreements to which it is party, except for (i) the filing of merger documents with the California Secretary of State; (ii) such consents, approvals, orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the possible issuance of Parent Common Stock in the Merger; (iii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws in connection with the Merger; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or Merger Sub and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.
     4.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Related Agreements to which it is party, the issuance of Parent Common Stock and the performance by Parent and Merger Sub of each such agreement in accordance with their respective terms will not (a) violate the Certificate of Incorporation (or Articles of Incorporation, as the case may be) or bylaws of Parent or Merger Sub, (b) breach or result in a violation of any law, rule or regulation applicable to Parent or Merger Sub or the transactions contemplated by this Agreement and the Related Agreements, or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, writ or decree of any court or arbitrator to which Parent or Merger Sub is a party or any material mortgage, indenture, agreement, contract or instrument to which Parent or Merger Sub is a party or by which either is bound, to the extent that such breach or default could reasonably be expected to prevent Parent from consummating the transactions contemplated hereby or (d) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization, or approval applicable to the business, operations or any of the assets or properties of Parent or Merger Sub, to the extent that such breach or default could reasonably be expected to prevent Parent from consummating the transactions contemplated hereby.
     4.4 Brokers. Parent and Merger Sub have not incurred, nor will they incur, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.
     4.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent, currently threatened against Parent, Merger Sub, or their respective Affiliates or Subsidiaries, or their respective officers or directors, relating to or affecting the transactions contemplated by this Agreement and the Related Agreements, to the extent that any such action, suit, proceeding or investigation could reasonably be expected to prevent Parent from consummating the transactions contemplated hereby.

     4.6 SEC Filings of Parent. Parent has timely filed with the SEC all filings required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder since January 1, 2003 (the “SEC Filings”). The SEC Filings (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in any registration statement, permit application or proxy statement in connection with the issuance of shares of Parent Common Stock pursuant to Section 1.8 hereof at the time such registration statement or permit application is filed or at the time such proxy statement is mailed to the Participating Rights Holders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.
     4.8 Disclosure. Parent has provided the Company with all the information that the Company has requested for deciding whether to execute this Agreement and the Related Agreements. Neither this Agreement (including all the exhibits and schedules hereto), the Related Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.
     4.9 Available Resources. At the times required, if any, pursuant to this Agreement and the Related Agreements, Parent shall have sufficient funds, debt borrowing capacity or shares of authorized and unissued capital stock to satisfy its obligations hereunder and thereunder.
ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER
AND RELATED COVENANTS
     5.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending on the termination or expiration of the Option Period, unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers and employees of and consultants to the Company, and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the foregoing, the Company shall not do, or propose to do, any of the following prior to the expiration or termination of the Option Period without providing notice of such to a designated representative of Parent (the “Parent Representative”) and obtaining the prior written consent of Parent. The Parent Representative shall use commercially reasonable efforts to respond to such request for written consent within fifteen (15) business days of Parent’s receipt of the Company’s notice. The Parent Representative shall initially be Doug Godshall, who shall serve until Parent designates another individual upon written notice to the Company in accordance with Section 10.1 hereof. Each of the clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:
          (a) Charter Documents. Cause or permit any amendments to its Restated Articles or bylaws to the extent it could reasonably be expected to cause a Parent Impairment, provided, that, for purposes of this Agreement, the amendment of the Restated Articles to provide that any series or class of capital stock of the Company does not automatically convert into shares of Company Common Stock immediately prior to the closing of the Merger shall be deemed to be a Parent Impairment;
          (b) Dividends; Repurchases; Changes in Capital Stock. Except as otherwise specifically contemplated in this Agreement, (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of the Company that permit the Company to repurchase securities from the holders thereof at the original purchase price therefor in connection with the termination of services of such holder as an employee of or consultant to the Company);
          (c) Stock Option Plans, Warrants, Etc. Accelerate, except with respect to grants already outstanding pursuant to the existing terms thereof, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plan, establish any new or additional stock option plan, amend the Company Option Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock or Company Preferred Stock, other than options granted under the Company Option Plan;
          (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive (other than in the ordinary course of business) any of the terms of any agreements, understandings, instruments or contracts which are material to the business of the Company as currently conducted and as proposed to be conducted other than (i) contracts that are entered into in the ordinary course of business or (ii) contracts which are terminable by the Company upon notice of ninety (90) days or less without penalty or surviving obligations. For purposes of this Section 5.1(d), the parties hereto acknowledge that any such actions with respect to any contract or commitment, or series of related contracts or commitments, having a value in excess of $250,000 shall not be deemed to be in the ordinary course of business. Without limiting the foregoing, in no event shall the Company extend, terminate or otherwise amend or modify any of the terms of the Rutgers Agreements during the Option Period without the consent of BSC. Any material contact or commitment entered into, or extended, by the Company during the Option Period shall explicitly provide that the consummation of the transactions contemplated by this Agreement shall not result in a breach or violation of such contract or otherwise require the payment of any fees or expenses in connection therewith, or give the other party the right to accelerate any obligations of the Company thereunder or to cause the termination of such contract.
          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than (A) the Purchased Shares, (B) the Conversion Shares, (C) shares of Company Common Stock issuable upon exercise of Company Options that are either outstanding as of the Agreement Date or that are subsequently issued under the Company Option Plan, (D) shares of Company Common Stock issuable upon exercise of Company Warrants that are outstanding as of the Agreement Date, (E) Company Options, or (F) other shares, convertible instruments or securities that will automatically, by their express terms, terminate or convert into shares of Company Common

Stock immediately prior to the consummation of the Merger and the issuance of which will not otherwise have a Parent Impairment.
          (f) Intellectual Property.
               (i) Sell, license, assign or transfer any Intellectual Property of the Company to any other person other than Parent, or encumber any Intellectual Property of the Company, other than (A) licenses to use such Intellectual Property granted in connection with the commercial use of the Company’s products by end-users (but which do not grant rights to manufacture, sell or distribute products using such Intellectual Property to such persons), (B) rights to manufacture products using such Intellectual Property granted to contract manufacturing partners pursuant to agreements that are terminable upon no more than ninety (90) days’ notice without penalty and do not grant the other party the right to market, distribute or sell products including such Intellectual Property and (C) non-commercial site licenses granted to clinical investigators who are evaluating the Company products in clinical trials, which licenses terminate at the conclusion of such trials; or
               (ii) License, or otherwise acquire, any Intellectual Property not owned by the Company or Parent from any third party on terms requiring any royalty payments following, or imposing other obligations on the Company that may survive, the Option Period;
          (g) Marketing or Other Rights. Except with the consent of Parent, such consent not to be unreasonably withheld, enter into or amend, in any material respect, any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company’s products or technology other than agreements that (i) are not inconsistent with the terms of the Supply Agreement, (ii) are terminable no longer than ninety (90) days from delivery of a Merger Election Notice without requiring any payment by the Company in excess of $250,000 in the aggregate for all such agreements, and (iii) would not require any payment upon delivery of a Merger Election Notice or the consummation of the Merger in excess of $250,000 in the aggregate for all such agreements, or enter into any agreement that would limit the ability of any of the Surviving Corporation, Parent or any Affiliate of Parent to operate in a specific area of business or specific geographic area after the closing of the Merger;
          (h) Dispositions; Upstream Obligations. Except for the sale of the Company’s inventory in the ordinary course of business, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, taken as a whole, or otherwise incur obligations that would become obligations of Parent upon Parent’s delivery of the Merger Election Notice (which, for purposes of clarity, shall not be deemed to include obligations that would become obligations of Surviving Corporation);
          (i) Indebtedness. Incur any Indebtedness (other than to Parent) for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (j) Repayment of Indebtedness. Repay in cash or repurchase for cash any Indebtedness to any Affiliate of the Company, or any Securities representing Indebtedness convertible into Company Common Stock or Company Preferred Stock other than repayment of Indebtedness owing to Parent in accordance with the terms thereof;
          (k) Leases. Enter into any operating lease with an annual commitment in excess of $100,000 or with a duration of more than four (4) years;
          (l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;
          (m) Termination or Waiver. Terminate or waive any right that has material value to the Company, other than in the ordinary course of business;

          (n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit plan or arrangement, pay any special bonuses or special remuneration to any employee or director (other than pre-existing obligations) which in the aggregate exceed 20% of the Company’s then-current annual aggregate salary obligation, or, except in the ordinary course of business consistent with past practices, increase the salaries, bonuses or wage rates of its employees;
          (o) Severance Arrangements. Except as specifically described in Section 3.20 of the Company Disclosure Schedule attached to this Agreement, adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered after the consummation of the Merger;
          (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that it consults with Parent prior to the filing of such a suit, or (iii) with respect to this Agreement or the Related Agreements;
          (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which are material, individually or in the aggregate, to the Company’s business, taken as a whole;
          (r) Taxes. Make or change any election in respect of Taxes, adopt or request permission of any Taxation Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take (or permit any Subsidiary to take) any such actions with respect to any Subsidiary;
          (s) Notices. Fail to give any notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, or any applicable government authority under the Worker Adjustment and Retraining Act (the WARN Act), the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act (COBRA), or other applicable law in connection with the transactions provided for in this Agreement or the Related Agreements;
          (t) Other Transactions. Merge or consolidate with any entity other than Parent, Merger Sub or an Affiliate of Parent, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;
          (u) Confidentiality Agreements. Hire or retain, or continue to retain or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a proprietary information and inventions agreement, a confidentiality agreement, or a mutual confidentiality agreement with the Company in the form of Exhibits D-1, D-2, or D-3 attached hereto, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such person;
          (v) Related Party Transactions. Enter into any transaction with any director, officer, employee, significant stockholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or Subsidiary or Affiliate of the Company, except as approved by a majority of the disinterested directors of the Company Board on terms and conditions which are fair and reasonable to the Company and no less favorable to the Company as could be obtained from a third party on an arms-length basis;

          (w) Principal Business. Engage in any business other than the Principal Business;
          (x) Other Activities. Knowingly engage in any other activity which could reasonably be expected to materially impair the ability of Parent, the Merger Sub or the Company to consummate the Merger; or
          (y) Subsidiaries. Permit any Subsidiary of the Company to take any action from which the Company would be prohibited pursuant to this Section.
     5.2 Clinical Trials. From time to time and at the reasonable request of Parent, the Company shall provide Parent with updates concerning the progress of and developments in and results of the Company’s clinical trials. In addition, the Company shall (a) invite Parent to participate in all meetings with clinical investigators, (b) make available to Parent copies of all written communication provided to and from such investigators, and (c) make available to Parent copies of any interim data and data analysis generated with respect to its clinical trials. At least thirty (30) days prior to finalizing such protocols or delivering drafts or copies thereof to institutional review boards or regulatory authorities, selecting such clinical investigators and engaging in such clinical trials, the Company shall furnish to Parent for its review and comment and shall consult with Parent regarding, (i) clinical trial protocols, (ii) lists of clinical investigators, (iii) copies of all forms of clinical investigator contracts, and (iv) patient data forms for any of its proposed clinical trials. All information obtained by Parent pursuant to this Section 5.2 shall be kept confidential in accordance with Section 6.15 of the Securities Purchase Agreement to the extent it constitutes “Confidential Information” thereunder.
     5.3 FDA Approval Matters.
     (a) The Company shall notify Parent of any material communications with the FDA or any corollary entity in any other jurisdiction, including outside of the United States of America, or any other Governmental Authority, whether written or oral, as soon as reasonably practicable, but in no event later than five (5) business days after the receipt of such communication, and within such same time period, the Company shall provide Parent with copies of any such written communications and written summaries of any such oral communications.
     (b) From time to time and at the reasonable request of Parent, the Company shall provide Parent with updates concerning the progress of the Company’s regulatory filings and strategy for obtaining necessary regulatory approvals to market and sell the products of the Company. The Company shall furnish to Parent for its review and comment, and shall consult with Parent regarding, any material regulatory filing prior to finalizing such filings and delivering them to the relevant regulatory authorities.
     5.4 Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall, and shall cause each of its Subsidiaries to, timely pay and discharge as they become due and payable all Taxes (other than Taxes contested in good faith by the Company or its Subsidiaries in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, may by law become a lien or charge upon its properties.
     5.5 Board Observation Rights. During the Option Period, the Company shall permit two (2) representatives of Parent, who shall initially be Doug Godshall and Eric Simso, to attend all meetings of the Company Board in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents and other materials that the Company provides to its directors; provided, however, that the Company shall be entitled to exclude such representatives from access to any material or meeting or portion thereof to the extent that the Company reasonably believes (a) that such exclusion is necessary to maintain the attorney-client privilege with respect to any material fact or advice or (b) that such material or meeting or portion thereof presents a clear conflict between the Company and Parent relating to the relationship represented by this Agreement and the Related Agreements, or otherwise. All information obtained by Parent or such representatives pursuant to this Section 5.5 shall be kept confidential in accordance with Section 6.15 of the Securities Purchase Agreement to the extent it constitutes “Confidential Information” thereunder.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Notices; Consents; Filings. From and after the delivery of a Merger Election Notice, the Company shall use its best efforts, at the Company’s expense, to obtain the consents described in Section 3.4(b) of the Company Disclosure Schedule. In the event that the Company shall fail to obtain any third party consent necessary for the consummation of the transactions contemplated hereby, the Stockholder Representative Committee shall use commercially reasonable efforts, and take any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company, the Surviving Corporation and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
     6.2 HSR Act. In the event that Parent, the Company or any stockholder of Parent or the Company reasonably determines that it is required to make a pre-merger notification filing (an “Antitrust Filing”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any corresponding law or regulation of any foreign Governmental Authority (a “Foreign Antitrust Filing”) with respect to the Merger and the other transactions contemplated hereby, such party shall promptly notify the other parties of such requirement and thereafter each of the parties will:
          (a) as promptly as is practicable, make its required filings under the HSR Act or any laws mandating a Foreign Antitrust Filing;
          (b) as promptly as is practicable after receiving any governmental request under the HSR Act or any corresponding law or regulation of any foreign Governmental Authority for additional information, documents, or other materials, use its commercially reasonable best efforts to comply with such request;
          (c) cooperate with the other in connection with resolving any governmental inquiry or investigation, whether domestic or foreign, relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation;
          (d) promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any governmental entity, whether domestic or foreign, relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation;
          (e) to the extent reasonably practicable, give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives), any meeting or conference with any governmental entity, whether domestic or foreign, relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation; and
          (f) pay any filing fees required to be paid in connection with such filings, if any, under the HSR Act or in connection with any Foreign Antitrust Filings.
     6.3 Stockholders Meeting. Subject to the fiduciary duties of the Company Board under applicable law, in addition to the solicitation of stockholder approval required under Section 6.6, if requested by Parent in writing (a “Meeting Request”) at any time during the Option Period, the Company shall (a) cause a meeting of the Company Stockholders (a “Stockholders Meeting”), to be called for purposes of approving, reapproving or ratifying the Merger and this Agreement, or (b) circulate a solicitation for written consent in lieu of such Stockholders Meeting for the same purposes. In the event that Parent delivers a Meeting Request pursuant to this Section 6.3, the Company shall cause a Stockholders Meeting to be held on such date as may be reasonably requested by Parent and set forth in the Meeting Request and is consistent with the Company’s bylaws and applicable law, and shall distribute on a timely basis to all stockholders of the Company any soliciting materials relating to such meeting (including a Joint Statement in accordance with Section 6.4 below, and any other information statement, proxy statement or prospectus prepared by Parent and, to the extent such information statement or proxy statement relates to the Company or the Merger, reasonably approved by the Company). Subject to the fiduciary duties of the Company Board under applicable law, any such information statement, proxy statement or prospectus shall be distributed together with a copy of the recommendation of the Company Board that the Company Stockholders vote “FOR” the approval and adoption of the Merger and this Agreement. In the event that Parent circulates a solicitation for written consent in lieu of such Stockholders Meeting, the Company shall distribute to the Company Stockholders, together with such written consent, any materials that would have been required to be distributed to the Company Stockholders in connection with a Stockholders Meeting.
     6.4 Information/Proxy Statement. Subject to the fiduciary duties of the Company Board under applicable law, if requested by Parent at any time in connection with a Stockholders Meeting, Parent and the Company shall jointly prepare and furnish to the Company Stockholders a written proxy/information statement (the “Joint Statement”) which shall (a) solicit on behalf of the Company Board such Company Stockholders’ written consent to the ratification and approval of this Agreement and the Merger and (b) constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock that may be received by the Company Stockholders in the Merger. Each of the Company and Parent shall use their commercially reasonable best efforts to cause any Joint Statement to comply with all applicable requirements of federal and state securities laws, and California Law. Each of Parent and the Company hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent reasonably required by applicable federal and state securities laws or as otherwise deemed reasonably appropriate by the Company or Parent) in any Joint Statement, (ii) agrees to provide promptly to the other such information concerning it and its respective Affiliates, directors, officers and Securityholders as may be reasonably required or appropriate for inclusion in any Joint Statement, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of any Joint Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if, at any time prior to the adoption and approval of this Agreement and the Merger by the Company Stockholders in connection with any Stockholders Meeting, either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement any Joint Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Any Joint Statement shall, subject to the fiduciary duties of the Company Board under applicable law, contain the recommendation of the Company Board that the Company Stockholders approve and adopt this Agreement and the Merger, and the conclusion of the Company Board that the terms and conditions of the Merger are fair and reasonable and in the best interests of the Company and the Company Stockholders, and shall include no other recommendations or statements of the Company Board that are inconsistent with such purpose.
     6.5 Further Assurances.
          (a) Following the delivery of a Merger Election Notice, each of Parent and the Company will:
               (i) use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the transactions contemplated hereby, including using its commercially reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions set forth in Article 7; provided, that Parent shall not be required by Section 6.2 or this Section 6.5(a) to enter into any consent decree, hold separate orders or other arrangements that would have such an effect or, in any event, any consent decree, hold separate order or other arrangements that would require Parent or the Company to dispose of any existing assets of such party, and in the event that Parent elects to abandon its efforts to obtain approval under the HSR Act in accordance with the terms of this Section 6.5(a), Parent shall promptly give notice of such abandonment to the Company. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action; and
               (ii) cooperate and use its commercially reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.
          (b) From the Agreement Date until the Effective Time, the Company will take all further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of the Company shall use their commercially reasonable best efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement, if Parent were to deliver a Merger Election Notice.
     6.6 Stockholder Approval. Following the execution of this Agreement, the Company will promptly solicit and obtain the approval by written consent of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, by Company Stockholders holding the requisite number of shares of each class of the Company’s capital stock required to approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Initial Stockholder Approval”). Such solicitation shall be in the form of the Information Statement of the Company and Parent attached as Exhibit E hereto, and distributed to the Company Stockholders no later than October 15, 2004. The Company shall take all other action necessary or advisable to secure the approval, by vote or written consent, of stockholders required by California Law.
     6.7 Registration Statement. In the event that Parent deems it appropriate or desirable to file a Registration Statement on Form S-3 or Form S-4 with the SEC in connection with this Agreement and the Merger, then Parent shall prepare, with the full cooperation and assistance of the Company, such Registration Statement. Parent and the Company shall each use their commercially reasonable best efforts to cause the Registration Statement to comply with all applicable requirements of federal and state securities laws. The Company hereby (a) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates, and to the inclusion of financial statements and business information relating to the Company and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement, (b) agrees to provide promptly to Parent such information concerning its business and financial statements and affairs, including with respect to any securities of Parent the Company, its Subsidiaries and Affiliates may be deemed to own beneficially, as may reasonably be requested by Parent for inclusion in the Registration Statement, or in any amendments or supplements thereto, and (c) agrees to cause its counsel and auditors to cooperate with Parent’s counsel and auditors in the preparation of the Registration Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in each case in writing, if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.
     6.8 California Permit. In the event that Parent deems it appropriate to seek a permit from the California Department of Corporations to issue shares of Parent Common Stock in connection with the Merger pursuant to Section 25142 (or any successor section) of the California Law (a “California Permit”), then Parent shall prepare, with the full cooperation and assistance of Company, an application for the California Permit (the “Permit Application”). Parent and Company shall each use their commercially reasonable best efforts to cause the Permit Application to comply with all applicable requirements of federal and state securities laws. Each of Parent and Company hereby (a) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Permit Application, (b) agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and (c) agrees to use commercially reasonable best efforts to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.
     6.9 Notice of Developments. Parent, on the one hand, and the Company, on the other hand, shall use reasonable efforts to give prompt written notice to the other party of any material development causing a breach of any of its own representations and warranties in this Agreement or the Securities Purchase Agreement.
     6.10 Exclusivity.
          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 8, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the required Company Stockholder vote, this Section 6.10(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Proposal or any offer or proposal that the Company Board reasonably determines in good faith is reasonably likely to lead to a Superior Proposal submitted by such person or group (and not withdrawn), or the Company Board from recommending that the Company Stockholders approve a Superior Proposal if (A) neither the Company nor any representative of the Company or its subsidiaries shall have violated any of the restrictions set forth in this Section 6.10, including, but not limited to, obligations under clause (i) above, (B) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under California Law, (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); provided, further, however, that the Company shall not consummate any transaction(s) contemplated by any Superior Proposal unless and until the Company has first terminated this Agreement pursuant to Section 8.1(i) hereof. The Company and its subsidiaries will, and will cause their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.10 by the Company.
          (b) In addition to the obligations of the Company set forth in Section 6.10(a), the Company as promptly as practicable shall advise Parent in writing of any Acquisition Proposal or of any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company agrees to keep Parent informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.
     6.11 Access to Properties and Information. At all times until the expiration of the Option Period, the Company will afford to Parent and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to all properties, books, records, contracts and documents of the Company as Parent and such authorized representatives may reasonably request and a complete opportunity to make such investigations as Parent and such authorized representatives reasonably request, and the Company will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of the Company as they may reasonably request. All information obtained by Parent pursuant to this Section 6.11 shall be kept confidential in accordance with Section 6.15 of the Securities Purchase Agreement to the extent it constitutes “Confidential Information” thereunder. No investigation pursuant to this Section 6.11 shall affect any representation or warranty in this Agreement or the Related Agreements of any party hereto or thereto or any condition to the obligations of the parties hereto or thereto.
     6.12 Public Announcements. Prior to the closing of the Merger, Parent shall not, without having previously informed the Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby. Nothing herein express or implied shall require Parent to consult with the Company following the closing of the Merger. The Company and the Company Stockholders shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby at any time.
     6.13 Certain Tax Matters. The Company agrees to cooperate with Parent and provide any factual information reasonably requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s carryforwards under Sections 382, 383, and 384 of the Code as of the Agreement Date. In furtherance of the foregoing, and without limiting the generality of the foregoing, the Company agrees that, within sixty (60) days after the Agreement Date, it will provide to Parent the following information determined as of the Agreement Date: (i) any information known to the Company regarding the ownership of the equity of the Company from the time the Company was formed through the Agreement Date (including any capitalization tables, option tables or redemption tables known to the Company with respect to the equity of the Company showing the ownership of Company stock and/or options, the dates any such stock and/or options were issued or transferred, and the prices and (if applicable) strike prices at which any such stock and/or options were issued), (ii) any information known to the Company regarding any relationships between and/or among the holders of stock and/or options in the Company, (iii) any valuation-type spreadsheets, memoranda, offering documents, board of directors’ resolutions, or similar materials of the Company that have been prepared by or for the Company in connection with any stock offerings, option issuances, changes in option pricing or redemptions, if any, and (iv) any written analysis known to the Company that has been conducted regarding whether there is any limitation on its carryforwards under the foregoing Code sections. For the avoidance of doubt, the parties acknowledge that the Company shall not have any obligation to either (A) conduct any appraisals in connection with this Section 6.13 or (B) conduct any analysis regarding whether there are any limitations on its carryforwards under the foregoing Code sections.
ARTICLE 7
CONDITIONS TO THE MERGER
     7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:
          (a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Merger, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or substantially deprives Parent, the Company or the Participating Rights Holders of any of the anticipated benefits of the Merger or the related transactions, taken as a whole;
          (b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not have a Material Adverse Effect on the Company prior to or after the Effective Time or a Material Adverse Effect on Parent after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub, or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability);
          (c) the Initial Stockholder Approval shall have been obtained; and
          (d) Parent shall have delivered to the Company a Merger Election Notice in accordance with Section 1.1(b) and such Merger Election Notice shall not have been withdrawn or revoked in any manner by Parent.
     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by Parent in its sole discretion by giving written notice to the Company in compliance with Section 10.1 hereof):
          (a) (i) the Company shall have performed all of its material obligations hereunder required to be performed by it at or prior to the Effective Time; and (ii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) (i) each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at the time originally made (as qualified by the Company Disclosure Schedule) and shall be true and correct as of the Effective Time (as qualified by the Updated Company Disclosure Schedule delivered by the Company most recently prior to the delivery of the Merger Election Notice by Parent); and (ii) the Company shall deliver to Parent at the Closing a certificate, dated as of the date of the Closing and signed by the Company’s President or Chief Executive Officer, certifying to that effect;
          (c) each of the officers or employees of the Company responsible for oversight of the (i) research and development, (ii) operations, (iii) clinical, and (iv) general management functions of the Company shall have executed and delivered non-competition agreements with Parent in the form attached hereto as Exhibit F;
          (d) except in the case of such person’s death or permanent disability, the persons identified by Parent at the time of delivery of a Merger Election Notice shall have executed and delivered an employment agreement or a consulting agreement with Parent in form and substance satisfactory to Parent and such person;
          (e) no Material Adverse Effect with respect to the Company’s business shall have occurred or been discovered by Parent since the date of delivery of the Merger Election Notice;
          (f) no injunction or other decree shall have been issued by any court of competent jurisdiction prohibiting the sale of the Contingent Payment Products by the Company or Parent on the basis of any rights held by a third party (including without limitation any rights of any third party in any Intellectual Property);
          (g) Heller, Ehrman, White & McAuliffe LLP or other legal counsel to the Company approved by Parent in its sole discretion will have issued a legal opinion in the form attached hereto as Exhibit G;
          (h) the Company shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3);
          (i) the Company shall have delivered to Parent and Merger Sub a certificate that (x) incorporates by reference the representations and warranties set forth in Section 3.2 and sets forth the information required to be set forth on Section 3.2 of the Company Disclosure Schedule as of the Effective Time, (y) sets forth a description of all Stockholder Debt to be outstanding immediately prior to the Effective Time, including the current holder thereof and the maximum amount required to discharge such Stockholder Debt in full (including any accrued interest, prepayment fees or costs, and any increases or multiples of the principal amount thereof), and (y) sets forth a description of all Merger-Triggered Fees, including the persons to whom they are payable, and the respective maximum amounts thereof (the “Capitalization and Fee Certificate”), which Capitalization and Fee Certificate shall be deemed to be a representation and warranty of the Company hereunder;
          (j) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which it is a party, other than consents or approvals which, if not obtained, would not have a Parent Impairment either prior to or following the Closing;
          (k) any and all rights, warrants, options or other instruments or rights to purchase shares of Company Common Stock or Company Preferred Stock (other than Company Options and Company Warrants, which shall be converted into the right to receive a portion of the Merger Consideration in accordance with Section 2.1) outstanding immediately prior to the Closing, whether or not exercisable, whether or not vested, and whether or not performance based, shall have been exercised or terminated, and, except for the Stockholder Debt set forth on the Capitalization and Fee Certificate which shall be paid by Parent at the Closing in accordance with Section 1.5(a), all outstanding convertible notes shall have been cancelled without repayment or converted into capital stock of the Company;
          (l) if requested by Parent, the Company shall have held a Stockholders Meeting and the Company Stockholders shall have approved the entrance by the Company into this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
          (m) holders of no more than 5.0% of the aggregate outstanding Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) as of the Effective Time shall have elected to, or continue to have contingent rights to, exercise dissenters’, appraisal or similar rights under California Law with respect to such shares.
     7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company):
          (a) (i) Parent and Merger Sub shall have performed all of their respective material obligations hereunder required to be performed by them at or prior to the Effective Time; and (ii) the Company shall have received a certificate from each of Parent and Merger Sub, each signed by an executive officer of Parent or Merger Sub, as appropriate, to the foregoing effect;
          (b) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects at the time made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except to the extent that a breach of any such representation or warranty would not result in Parent being unable to perform its obligations under this Agreement in all material respects; and
          (c) Bingham McCutchen LLP or other legal counsel to Parent and Merger Sub approved by the Company in its sole discretion will have issued a legal opinion in the form attached hereto as Exhibit H.
ARTICLE 8
TERMINATION
     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders:
          (a) by duly authorized mutual written consent executed by each of Parent, Merger Sub and the Company;
          (b) by Parent, or by the Company, if the Effective Time shall not have occurred before the ninety-first (91st) day (the “Termination Date”) after the closing date specified in a Merger Election Notice; provided, however, that (i) in the event that (A) one or both of Parent and the Company (or any stockholder thereof) are required or deem it advisable to make an Antitrust Filing under the HSR Act, or under similar foreign statutes or regulations, or seek any other governmental approvals or authorizations as may be reasonably necessary in connection with the closing of the Merger, or the payment of the consideration required to be paid to the Participating Rights Holders in connection with the Merger, including any filings or notifications as may be reasonably necessary that are to be made with or to the SEC or under California Law (including any filings necessary to satisfy any of the conditions set forth in Section 1.8 hereof), the Termination Date shall be delayed, without further action of the parties, until the tenth (10th) business day after the date on which any applicable waiting periods thereunder have expired or been terminated or such other approvals and authorizations are received, or (B) Parent elects to cause the Company to hold a Stockholders Meeting (or to circulate a written consent in lieu thereof) pursuant to Section 6.3 hereof, the Termination Date shall also be delayed, without further action of the parties, until a date no later than ten (10) business days after such Stockholders Meeting is held or after the written consent of the holders of Securities representing not less than that amount of the voting power of the issued and outstanding shares of Company Common Stock and Company Preferred Stock that would be required at such time to approve this Agreement, the Related Agreements and the Merger pursuant to California Law and the Company’s Amended and Restated Articles of Incorporation is obtained, and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to Parent’s failure to fulfill any obligation of Parent under this Agreement and the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to the failure by the Company to fulfill any obligation of Company under this Agreement or the Related Agreements;
          (c) automatically if there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;
          (d) by Parent, by giving written notice to the Company at any time prior to the Closing in the event that the Company has given Parent any notice pursuant to Section 6.9 above, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Merger contained in Sections 7.1 or 7.2 hereof impossible of being satisfied;
          (e) by the Company, after delivery of a Merger Election Notice, by giving written notice to Parent at any time prior to the Closing in the event that Parent has given the Company any notice pursuant to Section 6.9 above, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Merger contained in Sections 7.1 or 7.3 hereof impossible of being satisfied;
          (f) automatically, in the event that Parent delivers notice of abandonment of its efforts under the HSR Act in accordance with Section 6.5(a);
          (g) by Parent, by giving written notice to the Company at any time prior to the delivery of a Merger Election Notice to the Company;
          (h) automatically, upon expiration or termination of the Option Period without a Merger Election Notice having been delivered by Parent;
          (i) by the Company, in the event that the Company Board has received a Superior Proposal prior to the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders and adopts a resolution electing to terminate the Agreement under this Section 8.1(i), provided, that any termination under this Section 8.1(i) shall not be effective until the Company has made payment of the fee and expenses required by Section 8.3; or
          (j) by the Company, (a) upon the institution by or against Parent of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, which proceedings are not abandoned, dismissed or otherwise terminated within thirty (30) days after the commencement thereof, (b) upon Parent’s making an assignment for the benefit of creditors, or (c) upon Parent’s dissolution or ceasing to do business.
     8.2 Effect of Termination.
Except as provided in Section 8.1 hereof, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers, directors, or stockholders, and all rights and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination; provided, that the provisions of this Article 8 and Articles 9 and 10 shall survive the termination of this Agreement for any reason.
     8.3 Expenses; Termination Fee.
          (a) If the Company terminates this Agreement pursuant to Section 8.1(i), then the Company shall pay to Parent, within ten (10) business days after request by Parent (accompanied by reasonably detailed documentation to the extent reasonably requested by the Company) from time to time, up to $250,000 of Parent’s out-of-pocket expenses and fees actually incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants).
          (b) Notwithstanding anything to the contrary in Section 8.2, if the Company terminates this Agreement pursuant to Section 8.1(i), then the Company shall pay to Parent concurrent with, and as a condition to the effectiveness of, such termination (in addition to any expenses payable pursuant to Section 8.3(a)) a fee in an amount equal to $5,000,000.
ARTICLE 9
INDEMNIFICATION AND SET-OFF RIGHTS
     9.1 Indemnification by Parent and the Surviving Corporation. Subject to the limitations set forth in Section 9.5 hereof, from and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, will indemnify, defend and hold harmless each of the Company Stockholders, the Participating Rights Holders and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Damages related to or arising out of or in connection with any breach by Parent or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by Parent or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate or other document delivered by or on behalf of Parent or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
     9.2 Indemnification by the Participating Rights Holders; Parent Set-Off Rights. Subject to the limitations set forth in Sections 9.4 and 9.5 hereof, by virtue of the approval of the execution and delivery by the Company of this Agreement, from and after the Effective Time, each of the Company Stockholders and the other Participating Rights Holders (regardless of whether or not such Participating Rights Holder has actually voted his, her or its Securities in favor of the execution and delivery by the Company of this Agreement) shall be deemed to have agreed that Parent, the Surviving Corporation, and each of their respective directors, officers, employees, representatives and other Affiliates, shall be indemnified, defended and held harmless by the Company Stockholders and the other Participating Rights Holders from and against, and Parent shall otherwise be entitled to recover amounts held under the Escrow Agreement and to reduce Contingent Payments in accordance with Section 1.9(h) in connection with, any and all Damages related to or arising out of or in connection with:
          (a) any breach by the Company or any Company Stockholder of any representation, warranty, covenant, agreement, obligation or undertaking made by such party in or pursuant to this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of the Company or any Participating Rights Holder in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, including but not limited to the Related Agreements and the Capitalization and Fee Certificate;
          (b) any obligation or liability of the Company to any employee, former employee or beneficiary of any Employee Benefit Plan, including those arising in connection with or by virtue of the employment up to and including the Closing Date or termination of employment of any such employee or former employee by the Company prior to the Closing Date (collectively, “Benefit Claims”);
          (c) any actual or alleged liability of the Company, the Surviving Corporation or any of its Affiliates for death or injury to person or property as a result of any actual or alleged defect in any product manufactured or sold by the Company or any of its Affiliates at or prior to the Effective Time, or any actual or alleged warranty, recall or similar liability for any product sold by or for the Company at or prior to the Effective Time, or any statutory liability of the Company, the Surviving Corporation or any of its Affiliates or any liability of the Company, the Surviving Corporation or any of its Affiliates assessed with respect to any failure to warn arising out of products sold at or prior to the Effective Time (collectively, “Product Liability Claims”), but only to the extent such damages exceed any amounts actually received by the Parent or the Surviving Corporation under product liability insurance policies with respect to such claims;
          (d) any liability of the Company, the Surviving Corporation or any of its Affiliates under any Environmental Laws relating to any occurrences at or prior to the Effective Time (collectively, “Environmental Claims”);
          (e) any of the matters described in Section 3.8 of the Company Disclosure Schedule or any Updated Company Disclosure Schedule (the “Known Claims”);
          (f) any payments made by Parent, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares to the extent that such payments exceed the portion of the Closing Payment to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares, with any claims made pursuant to this Section 9.2(f) being referred to hereafter sometimes as the “Appraisal Claims”;
          (g) any costs and expenses incurred after delivery of a Merger Election Notice by the Company or the Surviving Corporation in connection with the preparation, negotiation, execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby (including any fees and expenses of legal counsel, financial advisors and consultants) and the Merger by the Company or the Participating Rights Holders (collectively, “Transaction Cost Claims”), but only to the extent that such fees exceed $100,000 in the aggregate; provided, that such maximum amount shall not be deemed to apply to any Transaction Expenses that arise out of events occurring after the date hereof that could not reasonably be anticipated on the date hereof (such as state or federal securities law filings by Parent, or the filing by a party other than the Company, any shareholder of the Company or any Affiliate thereof of a claim seeking to enjoin, or otherwise challenging, the closing of such transactions);
          (h) any claim, allegation or assertion that the development, manufacture, marketing, distribution or sale of the Contingent Payment Products by Parent or the Surviving Corporation infringes or violates any Intellectual Property or other proprietary rights of any third party (collectively “Intellectual Property Claims”); provided, that this indemnification obligation shall not apply to the extent that such infringement or violation arises by virtue of modifications or improvements made to such Contingent Payment Products by Parent, the Surviving Corporation or any Affiliate thereof after the Effective Time, other than any such modifications or improvements that were specifically contemplated to be made by the Company prior to the Effective Time, to the extent that such products, absent such modifications or improvements, would not so infringe or violate.
          (i) (i) any breach of any representation or warranty in Section 3.23 of this Agreement or in Section 4.23 of the Securities Purchase Agreement (provided, that for this purpose there shall not be taken into account (x) any entries in Sections 3.23 and 3.10 of the Company Disclosure Schedule and (y) any entries in any Updated Company Disclosure Schedule that differ from the Company Disclosure Schedule and that relate to Section 3.23 of this Agreement or Section 4.23 of the Securities

Purchase Agreement or any covenant in Sections 5.1(r), or 5.4 of this Agreement or in Sections 2.1(b), 3.7, 6.1(r), or 6.4 of the Securities Purchase Agreement, and (ii) to the extent not duplicative of clause (i), any actual or asserted liability for Taxes of or owed by the Company or any Subsidiary of the Company in respect of any full or partial Tax period ending on or prior to the Closing Date (claims for indemnification under this Section 9.2(i) are referred to herein as “Tax Claims”); provided, that for purposes of applying this Section 9.2(i), Parent and the Company shall use appropriate methods to allocate liability in respect of any Taxes of the Company or any Subsidiary of the Company attributable to any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”), which appropriate methods shall include the following:
               (A) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing-of-the-books method assuming that the applicable Straddle Period consists of two Taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date, and
               (B) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period;
          Notwithstanding anything in this Agreement to the contrary, the Stockholder Representative Committee shall, following its delivery to Parent of an irrevocable written undertaking to pay or cause the Company Stockholders and Participating Rights Holders to pay, on a joint and several basis, any resulting Tax liability, have the right (but not obligation) to control, at the sole cost and expense of the Company Stockholders and Participating Rights Holders, any audit or determination proceeding by or with any Taxing authority to the extent (and only to the extent) it relates to a Tax that is subject to indemnity under Section 9.2(i), and to contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment or proposes adjustment of such Taxes; provided, that the Stockholder Representative Committee will not settle or compromise any claim which gives rise to additional Taxes not subject to the indemnification obligation under Section 9.2(i) and such written undertaking without the prior written consent of Parent; provided, further, that Parent shall have the right, but not the obligation, to participate at its cost and expense in any such audit, determination, or other proceeding controlled by the Stockholder Representative Committee; and, provided, further, that, in the event that at any time Parent reasonably determines that the amount of the contested Tax liability, taken together with all other pending claims for indemnification under Section 9.2 and prior indemnity payments made under Section 9.2, exceeds the amount of Escrowed Funds, Parent shall have the right (but not the obligation) to assume control of the proceeding (and to contest, defend against, resolve, and settle the same) unless the Stockholder Representative Committee, on behalf of the Company Stockholders and Participating Rights Holders, (x) delivers an irrevocable written undertaking to indemnify Parent, the Surviving Corporation and their Affiliates against the entire amount of the contested Tax liability (without regard to the limitations on liability contained in Section 9.5(b)) and (y) causes such amount to be deposited into escrow until the applicable proceeding is resolved. The Stockholder Representative Committee and Parent shall have the right to receive in a timely manner copies of all non-privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with Tax authorities relating to any claimed Tax for which an indemnification obligation could arise under Section 9.2(i).
          (j) any claims made by any Company Stockholder based upon any alleged breach of fiduciary or other duty by any officer, director or stockholder of the Company in connection with this Agreement or the transactions contemplated hereby, or any claims by any officer, director or Company

Stockholder to indemnification by the Company or the Surviving Corporation with respect to any such claims (collectively, “Fiduciary Duty Claims”);
          (k) any claims made by any Participating Rights Holder with respect to any payments made by Parent to the Stockholder Representative Committee under Section 2.5(e) hereof (the “Stockholder Representative Claims”); or
          (l) any amounts required to discharge any Stockholder Debt or Merger-Triggered Fees in excess of the respective amounts therefore set forth on the Capitalization and Fee Certificate
Without limiting the foregoing, in addition to the indemnification obligations of the Participating Rights Holders set forth herein, Parent’s ability to recover for any Damages under this Section 9.2 shall represent an express contract right to seek recovery under the Escrow Agreement in accordance with the terms thereof, and to reduce the amount of any Contingent Payment in accordance with Section 1.9(h), and nothing in this Article 9 shall be deemed to require Parent to obtain jurisdiction over any Participating Rights Holder, or pursue any process in connection therewith beyond that expressly required by the terms of the Escrow Agreement or Section 9.3 below. Parent’s various rights of recovery under this Section 9.2 and Section 1.9(h) are severable and distinct, provided, that in no event shall Parent be entitled to recover the same Damages more than once under such sections.
     9.3 Third-Party Claims.
          (a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Party is the Company, the Company Stockholders or the Participating Rights Holders, the Stockholder Representative Committee), of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 9.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.
          (b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
          (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (which amounts shall be paid solely pursuant to Section 9.4 by distribution of amounts to Parent from escrow and/or by set-off from unpaid Contingent Payments to be made by Parent, to the extent that the amount of such payment is then determinable as a result of Worldwide Net Sales that have already been made) and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 9.3(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).
          (d) In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent, and subject to, the terms and conditions for indemnification under this Article 9.
          (e) Notwithstanding the foregoing, Parent and the Surviving Corporation shall be responsible for the prosecution and defense of all Product Liability Claims and any claims relating to the Intellectual Property of the Company, including any Intellectual Property Claims (collectively, the “Parent-Handled Claims”). Parent and the Surviving Corporation shall pursue in good faith, through counsel of their selection, the prosecution or defense of all Parent-Handled Claims until such time, if any, that Parent shall elect not to pursue indemnification with respect to such Third-Party Claim. Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege, the Stockholder Representative Committee shall have the right to monitor the progress of Parent-Handled Claims, to review on a timely basis all pleadings and other filings related thereto and to discuss with counsel to Parent and the Surviving Corporation such matters relating to Parent-Handled Claims as may be reasonably appropriate.
          (f) Parent shall, to the extent that Parent and the Surviving Corporation are entitled to indemnification for Damages pursuant to this Article 9 and it could reasonably be expected that Parent may recover a substantial portion of the Damages relating to such Parent-Handled Claim pursuant to this Article 9, (i) provide the Stockholder Representative Committee with access to appropriate employees of Parent and the Surviving Corporation for the purpose of discussing matters relating to Parent-Handled Claims as the Stockholder Representative Committee may from time to time reasonably request, and (ii) permit the Stockholder Representative Committee, upon its reasonable request, to participate in the process of any settlement or other resolution of any Parent-Handled Claims pursuant to this Article 9; provided, that Parent shall be entitled to settle, control, compromise or otherwise dispose of Parent-Handled Claims in its sole discretion and without obtaining the consent of the Stockholder Representative Committee.
     9.4 Payment of Claims. In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing with reasonable specificity of the amount and circumstances surrounding such claim (the “Indemnification Notice”). With respect to liquidated claims for Damages, if within thirty (30) days following the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof, subject to the limitations set forth in Section 9.5 and except as set forth in the following sentence of this Section 9.4, within ten (10) days after the expiration of such period. In order to satisfy any indemnification obligations of the Company, the Company Stockholders and the Participating Rights Holders pursuant to this Article 9, Parent and the Surviving Corporation (and each of their respective directors, officers, employees, representatives and other Affiliates) shall have the right to recover Damages that have been incurred or may be incurred solely from the Escrowed Funds or as a set-off against any Contingent Payments otherwise due, which shall be paid first from the Escrowed Funds to the extent available and then by setting off any remaining such amounts against any Contingent Payments otherwise due to the Participating Rights Holders pursuant to this Agreement or any indemnity payments owed by Parent and the Surviving Corporation pursuant to Section 9.1; provided, that the right of set-off against any

Contingent Payments with respect to any Parent-Handled Claims shall be limited to fifty percent (50%) of any such Contingent Payment. All such recoveries from Escrowed Funds and offsets against Contingent Payments or indemnification payments shall be made on a pro rata basis from all Participating Rights Holders in the same proportions in which they would otherwise be entitled to receive such Escrowed Funds, Contingent Payments or indemnification payments. Any indemnification obligations of Parent or Merger Sub pursuant to this Article 9 shall be satisfied, at Parent’s election (a) in cash, (b) by issuing shares of Parent Common Stock (each share of which shall be valued for such purpose at the Reference Market Value of Parent Common Stock as of the date of such issuance), subject to the conditions set forth in Section 1.8(b) above, (c) by setting off against (i.e. reducing) any indemnification payments Parent is required to make pursuant to Section 9.1 or (d) through a combination of the methods specified in clauses (a), (b) and (c). The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Merger Consideration paid by Parent hereunder for Tax purposes.
     9.5 Limitations of Liability.
          (a) Thresholds. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder for Damages until such time as the aggregate amount of Damages for which (i) Parent, the Surviving Corporation, and their respective directors, officers, employees, representatives, and other Affiliates, on the one hand, or (ii) the Company, the Company Stockholders, the Participating Rights Holders and their respective directors, officers, employees, representatives, and other Affiliates, as the case may be, on the other hand, are otherwise entitled to indemnification pursuant to this Agreement exceeds $250,000 (the “Indemnification Basket”), at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of such Damages (including the amount of the Indemnification Basket) and subject to limitations of this Article 9. Notwithstanding anything to the contrary in this Section 9.5, the threshold limits imposed by this Section 9.5(a) shall not apply to any Damages arising out of or in connection with (A) any breach by the Company or any Participating Rights Holders of any Special Representations, (B) any Special Claims, (C) any Stockholder Representative Claims or (D) any intentional or willful breaches of this Agreement, or fraud or similar circumstances.
          (b) Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, the sole source of recovery for any Damages by Parent, the Surviving Corporation and any of their respective Affiliates shall be out of the Escrowed Funds and, subject to the limitations set forth herein, as a set-off against any Contingent Payments and that the maximum aggregate liability of all of the Participating Rights Holders, on the one hand, and Parent and the Surviving Corporation, on the other hand, for indemnification under this Article 9, except as to any person in the case of intentional or willful breach of this Agreement or fraud by such person, will not exceed a maximum amount equal to (x) the aggregate amount of the Closing Payment originally deposited into escrow pursuant to the Escrow Agreement, plus (y) the amount set-off in accordance with this Agreement against any Contingent Payments calculated in accordance with Section 1.9, as such maximum amount may increase from time to time in accordance with this paragraph (b) as such Contingent Payments become due and such set-offs are made; provided, that, notwithstanding anything to the contrary in this Agreement, the Parent’s right to recover Damages from set-off from any Contingent Payment with respect to any Parent-Handled Claims shall not exceed an amount equal to fifty percent (50%) of the amount of such Contingent Payment calculated in accordance with Section 1.9. Notwithstanding anything to the contrary herein and for purposes of clarification, except in the case of intentional or willful breach of this Agreement or fraud by the Company or a Participating Rights Holder, once any amounts held pursuant to the Escrow Agreement are released to the Participating Rights Holders or a Contingent Payment has been paid to the Participating Rights Holders, Parent, the Surviving Corporation and any Affiliate thereof shall have no further claim to such funds or stock, as the case may be, from the Participating Rights Holders and Company Stockholders.

          (c) Time Limit. All representations and warranties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the eighteen (18)-month anniversary of the Effective Time; provided, that the representations or warranties in Section 3.23 of this Agreement shall survive, and Tax Claims may be made, until sixty (60) days after the expiration of the applicable statutes of limitations, and provided, further, that the Special Representations shall survive, and written claims for indemnification based on such representations may be made, until the date on which the final Contingent Payment is made.
     9.6 Right to Bring Action; No Contribution. Notwithstanding anything in this Article 9 or elsewhere in this Agreement to the contrary, only the Stockholder Representative Committee shall have the right, power and authority to commence any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Participating Rights Holders against Parent or the Surviving Corporation, or any other Indemnified Party, and in no event shall any Participating Rights Holder himself, herself or itself have the right to commence any action, suit or proceeding, including any arbitration proceeding, against Parent or the Surviving Corporation, or any other Indemnified Party. Each Participating Rights Holder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.
ARTICLE 10
GENERAL PROVISIONS
     10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):
if to Parent or Merger Sub:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Attention: Chief Financial Officer
Facsimile: 508-650-8956
with a copy to:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760

Attention: Assistant General Counsel
Facsimile: 508-650-8956
if to the Company:
REVA Medical, Inc.
5751 Copley Drive, Suite B
San Diego, CA 92111
Attention: President
Telephone: (858) 430-0720
Facsimile: (858) 430-0729
with a copy to:
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Michael S. Kagnoff, Esq.
Telephone: (858) 450-8400
Facsimile: (825) 450-8499
and if to the Stockholder Representative Committee:
Robert Stockman
Group Outcome
181 Cherry Valley Road
Princeton, NJ 08540
Facsimile: (609) 683-7524
and:
Brian Dovey
Domain Associates L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542

Facsimile: (609) 683-4581
and:
Gordon Nye
Prism Venture Partners
100 Lowder Brook Drive
Suite 2500
Westwood, MA 02090
Facsimile: (781) 302-4040
with a copy to:
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Michael S. Kagnoff, Esq.
Telephone: (858) 450-8400
Facsimile: (825) 450-8499
     10.2 Certain Definitions. For purposes of this Agreement, the term:
     “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction.
     “Acquisition Transaction” means (a) any transaction or series of related transactions other than the transactions contemplated by this Agreement involving the purchase of all or any significant portion of the capital stock or assets of the Company, (b) any agreement to enter into a business combination with the Company, (c) any agreement made, other than in the ordinary course of business, with regard to the Intellectual Property owned or licensed by the Company, and (d) any other extraordinary business transaction involving the license of all or substantially all of the Intellectual Property owned or licensed by the Company.
     “Affiliate” shall have the meaning set forth in the Securities Purchase Agreement.
     “Bundled Product” means a Contingent Payment Product and other products that are not Contingent Payment Products either (a) packaged together for sale or shipment as a single unit or (b) sold together in a kit.
     “business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are closed for business.
     “California Law” means the California Corporations Code of the State of California, as amended.

     “Closing Payment” means the aggregate portion of the Closing Payment Amount allocable to the Participating Rights Holders pursuant to Section 2.1.
     “Closing Payment Amount” means (a) if the Deposit and the Third Loan have not each been made by Parent prior to the Effective Time, the amount of (i) $125,000,000 plus (ii) an amount equal to the lesser of $2,000,000 or the aggregate exercise price of all Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time, minus (iii) the amount of any Stockholder Debt outstanding immediately prior to the Effective Time as set forth in the Capitalization and Fee Certificate, and minus (iv) the amount of any Merger-Triggered Fees as set forth in the Capitalization and Fee Certificate, and (b) if the Deposit and the Third Loan have each been made by Parent prior to the Effective Time, the amount of (i) $175,000,000 minus (ii) the amount of the Deposit, minus (iii) the original principal amount of the Third Loan (disregarding, for this purpose, any repayments or prepayments of such Third Loan), plus (iv) an amount equal to the lesser of $2,000,000 or the aggregate exercise price of all Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time, minus (v) the amount of any Stockholder Debt outstanding immediately prior to the Effective Time as set forth on the Capitalization and Fee Certificate, and minus (vi) the amount of any Merger-Triggered Fees set forth on the Capitalization and Fee Certificate; provided, that (x) if the First Milestone is completed prior to the Closing, then the Closing Payment Amount shall be increased by an additional $10,000,000, (y) if the Second Milestone is completed prior to the Closing, then the Closing Payment Amount shall be increased by an additional $10,000,000, such that if both the First Milestone and the Second Milestone are completed prior to the Closing then the Closing Payment Amount shall be increased by an aggregate amount of $20,000,000 under the foregoing clause (x) and this clause (y), and (z) if the Fourth Milestone is completed prior to the Closing, the Closing Payment Amount shall be increased by an additional $100,000,000, such that if each of the First Milestone, Second Milestone and Fourth Milestone are completed prior to the Closing, then the Closing Payment Amount shall be increased by an aggregate amount of $120,000,000 under the foregoing clauses (x) and (y) and this clause (z).
     “Code” shall have the meaning set forth in the Securities Purchase Agreement.
     “Common Stock” means the Company’s Common Stock, no par value per share.
     “Company Common Stock” means the Common Stock and the Non-Voting Common Stock.
     “Company Incremental Amount” means, with respect to any Contingent Payment Year, the amount of the excess of the Worldwide Net Sales reported for such Contingent Payment Year over the greatest amount of Worldwide Net Sales reported for any completed prior Contingent Payment Year; provided, that if such amount is not greater than zero, then the Company Incremental Amount shall be deemed to be zero.
     “Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its Subsidiaries by any third party, to the extent that such Intellectual Property is included in Section 3.9(a) of the Updated Company Disclosure Schedule most recently delivered by the Company to Parent prior to the delivery of the Merger Election Notice by Parent to the Company (or if none, the Company Disclosure Schedule).
     “Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, to the extent that such Intellectual Property is included in Section 3.9(a) of the Updated Company Disclosure Schedule most recently delivered by the Company to Parent prior to the delivery of the Merger Election Notice by Parent to the Company (or if none, the Company Disclosure Schedule).
     “Contingent Payment Amounts” means the Sales Contingent Payment Amounts and the Milestone Contingent Payment Amounts.

     “Contingent Payment Commencement Date” means, with respect to all Contingent Payment Products, the first day of the calendar month following the month including the First Commercial Sale.
     “Contingent Payment Product” means any product developed by the Company prior to the Effective Time demonstrating a reasonable level of feasibility prior to such time, to the extent that the manufacture, marketing and sale of such product by Parent or its Affiliates (excluding the Surviving Corporation) would infringe a valid and enforceable claim of (x) any patent included in the Company Owned Intellectual Property or Company Licensed Intellectual Property issued at or prior to the Effective Time, or (y) issued after the Effective Time pursuant to a patent claim included in any United States patent application included in the Company Owned Intellectual Property or Company Licensed Intellectual Property which has been filed prior to the Effective Time; provided, that such product shall be deemed to be a Contingent Payment Product only from and after the issuance of such patent.
     “Contingent Payment Year” means each successive twelve consecutive calendar month period beginning with the twelve calendar month period commencing on the Contingent Payment Commencement Date and ending with the twelve calendar month period including the Contingent Period Termination Date.
     “Contingent Period Termination Date” means the earliest of (a) the sixth anniversary of the completion of the Fourth Milestone, (b) the eleventh anniversary of the first commercial sale of any Contingent Payment Product anywhere in the world and (c) the date on which Parent has made (or been deemed to have made pursuant to Section 1.7) Contingent Payments based on Contingent Payment Amounts equal to the Maximum Contingent Amount.
     “Conversion Shares” shall have the meaning set forth in the Securities Purchase Agreement.
     “Damages” means all damages, losses, costs, and expenses incurred or suffered by a party with respect to or relating to an event, circumstance or state of facts. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities.
     “Degradable Stent Product” means a degradable stent developed by the Company for the treatment of coronary lesions (a) which is coated with or incorporates paclitaxel, (b) which is six (6) French guide compatible, (c) which is as flexible as Parent’s most advanced bare metal stent currently being offered for commercial sale as of the Agreement Date, based on Parent’s internal standard bench test data, (d) which does not require different procedural techniques or the use of different accessories than Parent’s most advanced bare metal stent then being offered for commercial sale and (e) with respect to which the Company prior to the Closing has produced a functional prototype and data demonstrating a level of feasibility reasonably satisfactory to Parent.
     “Disqualified Stockholder” means (with respect to any securities of the Company) Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective Affiliates or any transferees of any such securities of the Company at any time held by any of the foregoing.
     “Dissenting Shares” means shares of Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with California Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.
     “Environmental Law” means any judgment, decree, order, law license, rule or regulation pertaining to environmental matters, including those arising under any federal, state or local statute, regulation, ordinance, order or decree relating to the environment, or any other zoning, health or safety law or regulation.

     “Environmental Permit” means all material permits, licenses and other authorizations required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrowed Funds” means the Merger Consideration (whether in cash, shares of Parent Common Stock, or a combination thereof) delivered to the Escrow Agent pursuant to the provisions of Section 1.5 hereof to be held and distributed in accordance with the terms of the Escrow Agreement, less any amounts distributed to the Participating Rights Holders.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Expandable Stent Product” means the Company’s balloon expandable nitinol stent (a) which, for a 6.0 mm nominal stent product size, has a crossing profile that provides for five (5) French sheath compatibility and (b) with respect to which the Company prior to the Closing has produced a functional prototype and data demonstrating a level of feasibility reasonably satisfactory to Parent.
     “FDA” means the United States Food and Drug Administration.
     “FDA Approval” means, with respect to any FDA Submission for a Principal Product, clearance from the FDA to sell such Principal Product, or, with respect to any 510(k) application, receipt of a letter from the FDA of substantial equivalence, for the relevant indications without conditions or with customary conditions that are commercially reasonable.
     “FDA Submission” means a submission to the FDA, with respect to any Principal Product, of a premarket approval application (PMAA) which, if submitted prior to the Closing Date, the Company has delivered to Parent for Parent’s review at least thirty (30) calendar days prior to its submission.
     “Financial Statements” means (a) the consolidated financial statements (including balance sheet, income statement and statement of cash flows) of the Company as of the end of the most recently completed fiscal year ending at least 45 days prior to the latest date on which the representations set forth in Sections 3.5(a), 3.12, 3.13, 3.23, and 3.27 are deemed to be made, and for the twelve (12)-month period ended on such date, and (b) the consolidated balance sheet and income statement of the Company as of the end of the most recently completed fiscal quarter ending at least 30 days prior to the latest date on which the representations set forth in Sections 3.5(a), 3.12, 3.13, 3.23, and 3.27 are deemed to be made, and for the portion of the current fiscal year ended on the calendar month ending immediately prior to such date, which the Company has made available to Parent and included in the Company Disclosure Schedule.
     “First Commercial Sale” means the first commercial sale of any Contingent Payment Product by Parent to an unaffiliated purchaser in the United States following the Effective Time.
     “First Milestone” means the delivery to Parent or Surviving Corporation of a copy of the FDA Approval for the Company’s embolic material in the United States for the indication of uterine fibroid embolization, provided that (x) Parent has tested such embolic material in its bench and animal studies and demonstrated that such material is equal to or superior to Parent’s Contour SE® embolic material in all material respects, with such testing procedures completed according to Parent’s protocols and reviewed by the Company, (y) the Company, prior to the Closing, has produced a functional prototype of such embolic material and data demonstrating a level of feasibility of the product reasonably satisfactory to Parent, and (z) the manufacture, marketing and sale of such product by Parent or its Affiliates would infringe a valid and enforceable claim of (i) any patent included in the Company Owned Intellectual Property or Company Licensed Intellectual Property issued at or prior to the Effective Time, or (ii) issued after the Effective Time pursuant to a patent claim included in any United States patent application included in the Company Owned Intellectual Property or Company Licensed Intellectual Property which has been filed prior to the Effective Time.

     “First Milestone Amount” means $10,000,000.
     “Fourth Milestone” means the delivery to Parent or Surviving Corporation of FDA Approval for the Degradable Stent Product in the United States for coronary indications; provided that the manufacture, marketing and sale of such product by Parent or its Affiliates (excluding the Surviving Corporation) would infringe a valid and enforceable claim of enforceable claim of (i) any patent included in the Company Owned Intellectual Property or Company Licensed Intellectual Property issued at or prior to the Effective Time, or (ii) issued after the Effective Time pursuant to a patent claim included in any United States patent application included in the Company Owned Intellectual Property or Company Licensed Intellectual Property which has been filed prior to the Effective Time.
     “Fourth Milestone Amount” means $100,000,000.
     “fully-diluted basis” means, with respect to the number of shares of Company Common Stock outstanding as of a particular time, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding at such time, (b) the maximum number of shares of Company Common Stock issuable at such time upon the exercise of unexercised Company Options, Company Warrants and other options, warrants or rights to acquire shares of Company Common Stock issued and outstanding at such time (whether or not fully vested), and upon the conversion of all convertible notes or other convertible securities outstanding at such time (excluding the Company Preferred Stock), and (c) the maximum number of shares of Company Common Stock issuable at such time upon the conversion of the Company Preferred Stock, including any shares of Company Preferred Stock issuable upon exercise of the options, warrants and other rights described in (b) above.
     “Fully-Diluted Common Stock Number” means the number of shares of Company Common Stock outstanding on a fully-diluted basis immediately prior to the Effective Time (including Dissenting Shares, but excluding shares of Company Common Stock and Company Preferred Stock held by the Company, any Subsidiary of the Company, or any Disqualified Stockholder, other than any shares of Company Common Stock issued or issuable upon conversion of any shares of Series G-2 Preferred Stock held by any such entities, which shares shall be included in the Fully-Diluted Common Stock Number).
     “GAAP” means generally accepted accounting principles consistently applied.
     “Governmental Authority” shall have the meaning set forth in the Securities Purchase Agreement.
     “Hazardous Substance” means (a) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other contaminant; and (f) any substance, material or waste regulated by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Laws.
     “Indebtedness” means, as applied to any person, (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e) or (f)

above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
     “Indemnified Party” means any person entitled to seek indemnification pursuant to the provisions of Article 9.
     “Indemnifying Party” means any person against whom indemnification may be sought pursuant to the provisions of Article 9.
     “Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, (d) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (e) good will related to any of the foregoing.
     “IRS” means the United States Internal Revenue Service.
     “Material Adverse Effect” means with respect to the Company or Parent, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company or Parent, as the case may be, and their respective Subsidiaries, taken as a whole.
     “Merger Consideration” means the aggregate amount of the Closing Payment and all Contingent Payments.
     “Merger-Triggered Fees” means any payments that may be required to be made by the Company or its successors under obligations that are triggered solely as a result of the closing of the Merger to any third party, including but not limited to any payments required to be made to Rutgers, The State University of New Jersey under the Rutgers Agreements, as amended from time after the date hereof (including, without limitation, pursuant to Section 4.5 of the Exclusive License Agreement, dated as of January 21, 2004, between the Company and Rutgers, The State University of New Jersey, as amended) and Goldman Sachs.
     “Milestone” means the First Milestone, the Second Milestone and the Fourth Milestone.
     “Milestone Contingent Payment Amounts” means the First Milestone Amount, the Second Milestone Amount and the Fourth Milestone Amount.
     “Milestone Contingent Payments” means, collectively, the First Milestone Contingent Payment, the Second Milestone Contingent Payment and the Fourth Milestone Contingent Payment.
     “Non-Voting Common Stock” means the Company’s Non-Voting Common Stock, no par value per share.

     “Notes” means the convertible promissory notes, if any, executed by the Company and delivered to Parent in connection with certain loans that may be made by Parent to the Company pursuant to the Securities Purchase Agreement.
     “Option Expiration Date” shall have the meaning set forth in the Securities Purchase Agreement.
     “Option Period” shall have the meaning set forth in the Securities Purchase Agreement.
     “Option Period Termination Notice” shall have the meaning set forth in the Securities Purchase Agreement.
     “Option Price Adjustment Date” shall have the meaning set forth in the Securities Purchase Agreement.
     “Parent Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of the voting common stock, $0.01 par value per share, of Parent.
     “Parent Impairment” means a material impairment of (a) any material rights of Parent under this Agreement or any of the Related Agreements (including, but not limited to, any action, event or circumstance that could have the effect of (i) delaying a Merger, (ii) increasing the Merger Consideration, or (iii) materially increasing the expenses to be incurred by the Company, Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement), or (b) the value of the Company to Parent after the Effective Time of the Merger.
     “Participating Rights Holders” means those persons (other than the holders of Dissenting Shares, the Company, any Disqualified Stockholder or any Subsidiary of the Company) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Closing Payment or any Contingent Payment.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Per Share Common Closing Payment” means the amount equal to the quotient obtained by dividing (x) the amount of the Closing Payment Amount minus the Preferred Closing Payment Amount, by (y) the Fully-Diluted Common Stock Number. In no event shall the Per Share Common Closing Payment be less than zero.
     “Per Share Common Contingent Payment” means, with respect to any Contingent Payment, the amount equal to the quotient obtained by dividing (x) the applicable Contingent Payment Amount for such Contingent Payment, by (y) the Fully-Diluted Common Stock Number. In no event shall the Per Share Common Contingent Payment be less than zero.
     “Per Share Preferred Closing Payment” means, with respect to each share of any series of Company Preferred Stock (other than any shares of Series G-1 Preferred Stock held by any Disqualified Stockholder) outstanding immediately prior to the Effective Time, the portion of the Closing Payment allocable to such share, in preference to any share of Company Common Stock or other series of Preferred Stock, pursuant to the provisions regarding liquidation preference contained in the Company’s Restated Articles as in effect immediately prior to the Effective Time.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Per Unit Average Selling Price” means, with respect to a Contingent Payment Product, the amount equal to (x) the total amount of annual Worldwide Net Sales of such Contingent Payment Product, not including any such Contingent Payment Products that are sold as a Bundled Product, divided by (y) the total number of units of such Contingent Payment Products sold during such year, not including any such Contingent Payment Products that are sold as a Bundled Product.
     “Preferred Closing Payment Amount” means an amount equal to the sum of all Per Share Preferred Closing Payments for all series of Company Preferred Stock.
     “Principal Business” means the development, manufacturing, marketing and sale of the Principal Products.
     “Principal Products” means the Degradable Stent Product, the Expandable Stent Product, and embolic materials.
     “Purchased Shares” shall have the meaning set forth in the Securities Purchase Agreement.
     “Reference Market Value” means the average closing sale price, as published in the Eastern Edition of The Wall Street Journal, of a share of Parent Common Stock on the New York Stock Exchange (or, if shares of Parent Stock are not then listed on the New York Stock Exchange, such other primary national securities exchange or quotation system on which shares of Parent Common Stock are listed or traded) for the twenty (20) consecutive trading day period ending three (3) business days prior to the date on which such Reference Market Value is determined.
     “Related Agreements” means the Securities Purchase Agreement, the Voting Agreement, the Notes (if issued) and all other agreements entered into in connection therewith.
     “Rutgers Agreements” means that certain Exclusive License Agreement, dated as of January 21, 2004, between the Company and Rutgers, The State University of New Jersey, as amended by the Amendment thereto, effective as of October 4, 2004, and that certain Research Agreement, dated as of July 18, 2002, as amended by Modification No. 2 thereto dated October 12, 2004, between the Company and Rutgers, The State University of New Jersey.
     “Sales Contingent Payment Amount” means (a) for the first Contingent Payment Year, an amount equal to one hundred percent (100%) of the total Worldwide Net Sales for the period beginning on the Closing Date and ending on the last day of such Contingent Payment Year and (b) for each Contingent Payment Year thereafter until the Contingent Period Termination Date, an amount equal to one hundred percent (100%) of the Company Incremental Amount for such Contingent Payment Year; provided, that with respect to the Contingent Payment Year including the Contingent Period Termination Date, the Sales Contingent Payment Amount for such Contingent Payment Year shall not include any Worldwide Net Sales reported after the Contingent Period Termination Date.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Milestone” means the delivery to Parent or Surviving Corporation of a copy of FDA Approval for the Expandable Stent Product in the United States for vascular or biliary indications; provided, that the manufacture, marketing and sale of such product by Parent or its Affiliates (excluding the Surviving Corporation) would infringe a valid and enforceable claim of (i) any patent included in the Company Owned Intellectual Property or Company Licensed Intellectual Property issued at or prior to the Effective Time, or (ii) issued after the Effective Time pursuant to a patent claim included in any United States patent application included in the Company Owned Intellectual Property or Company Licensed Intellectual Property which has been filed prior to the Effective Time.
     “Second Milestone Amount” means $10,000,000.
     “Securities” means all shares of Company Common Stock and Company Preferred Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of the Company Preferred Stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securityholder” means any holder of Securities.
     “Special Claims” means any Known Claims, Appraisal Claims, Tax Claims, Fiduciary Duty Claims, Transaction Cost Claims, Intellectual Property Claims and claims relating to a breach of Special Representations.
     “Special Representations” means any representations or warranties relating to or set forth in the Capitalization and Fee Certificate or Sections 3.2 and 3.27 of this Agreement.
     “Stockholder Debt” means all Indebtedness of the Company owing to any Company Stockholders (other than any Disqualified Stockholder) at any time, or representing loans originally made to the Company by any person who was a Company Stockholder (other than any Disqualified Stockholder) at the time the loan was made.
     “Stockholder Representative Committee” means the group of individuals appointed to serve as such under Section 2.5.
     “Subsidiary or Subsidiaries” shall have the meaning set forth in the Securities Purchase Agreement.
     “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (b) a sale or other disposition by the Company of all or substantially all of its assets, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Company Board determines, in its reasonable judgment (after consultation with a financial advisor of nationally recognized reputation), to be more favorable to the Company Stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of non-consummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company Board to be obtained by such third party on a timely basis.
     “Tax” or “Taxes” shall have the meaning set forth in the Securities Purchase Agreement.
     “Taxation Authority” shall have the meaning set forth in the Securities Purchase Agreement.
     “Tax Return” shall have the meaning set forth in the Securities Purchase Agreement.
     “Third Loan” shall have the meaning set forth in the Securities Purchase Agreement.
     “Third Milestone” means thirty (30) calendar days following the delivery to Parent or Surviving Corporation of all of the following:
     (a) Evidence that the Company shall have successfully completed a human coronary feasibility study of the Degradable Stent Product in coronary lesions (the “Degradable Stent Study”). The Degradable Stent Study shall include at least 50 patients and shall be managed and funded by the Company. Fifty percent (50%) of the Degradable Stent Products included in the Degradable Stent Study shall be coated with paclitaxel and fifty percent (50%) shall not incorporate any compound. The paclitaxel release rate shall be reasonably approved by Parent.
     (b) All case report forms and data relating to the follow-up of at least six (6) months of patients enrolled in the Degradable Stent Study. Stent encapsulation shall be confirmed by one hundred eighty (180) day intravascular ultrasound.
     (c) Evidence that the Company shall have conducted porcine studies of the same Degradable Stent Products as are included in the Degradable Stent Study, and at least five (5) Degradable Stent Products in such studies shall each have demonstrated at least 90% loss of mass.
     (d) All case report forms and data for each Degradable Stent Product included in the porcine studies referred to in paragraph (c) above.
     “Voting Agreement” means that certain Voting Agreement that will be executed and delivered by the Parent with the Company at the Closing of the Securities Purchase Agreement, a form of which is attached as Exhibit B thereto.
     “Worldwide Net Sales” means net sales recorded by Parent from the sales of Contingent Payment Products to unaffiliated third parties, either directly or through one or more Affiliates, in accordance with GAAP, consistently applied by Parent across all similar product lines, in connection with the preparation of Parent’s financial statements, as publicly reported.
          (a) The term “Worldwide Net Sales” shall not include revenue received by Parent (or any of its Affiliates) from transactions with an Affiliate of Parent.
          (b) Whenever any Contingent Payment Product is sold as part of a Bundled Product and all products in such Bundled Product are sold on a “stand-alone” basis within the particular sales region of such sale, the “Worldwide Net Sales” for such Contingent Payment Product resulting from such sale of such Bundled Product shall be the product of (i) the net sales reported by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such Contingent Payment Product sold within such sales region and the denominator of which is the sum of (x) the numerator and (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product.
          (c) Whenever any Contingent Payment Product is sold as part of a Bundled Product, such Contingent Payment Product is sold on a “stand-alone” basis within the particular sales region of such sale, and any of the other products included in such Bundled Product are not sold on a “stand-alone” basis within such sales region, the “Worldwide Net Sales” for such Contingent Payment Product resulting from such sale of such Bundled Product shall be the product of (i) the net sales reported by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such Contingent Payment Product sold within such sales region, and the denominator of which is the sum of (x) the numerator, (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product that are sold on a “stand-alone” basis within such sales region, and (z) the fair market prices that Parent would have charged within such sales region to an unrelated purchaser, on a “stand-alone” basis, for all of the other products included in such Bundled Product that are not sold on a “stand-alone” basis within such sales region.

     The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“Accountants”	1.9(e)
“Activities to Date”	3.21(a)
“Affidavits”	2.2(a)(i)
“Agreed Contingent Payment Amount”	1.9(d)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Antitrust Filing”	6.2
“Appraisal Claims”	9.2(f)
“Appraiser”	1.9(e)
“Audit Notice”	1.9(b)
“Benefit Claims”	9.2(b)
“California Permit”	6.8
“Capitalization and Fee Certificate”.	7.2(i)
“Certificates”	2.2(a)(i)
“Closing”	1.1(c)
“Closing Date”	1.1(c)
“Committee Reimbursement Amount”	1.5(c)
“Company”	Preamble
“Company Board”	Preamble
“Company Disclosure Schedule”	1.1(a)
“Company Licenses”	3.21(a)
“Company Option”	2.1(c)
“Company Option Plan”	2.1(c)
“Company Preferred Stock”	Preamble
“Company Stockholders”	Preamble
“Company Securityholders”	1.1(d)
“Company Warrant”	2.1(d)
“Contingent Payments”	1.6(a)
“Contingent Payment Audit”	1.9(b)
“Contingent Payment Certificate”	1.9(a)
“Delivered Tax Returns”	3.23(a)
“Deposit”	1.1(d)
“Derivative Instruments”	2.2(a)(i)
“Designated Representative”	2.5(a)

Section(s)
“Disclosure Schedule Request”	1.1(a)
“Dispute Notice”	1.9(c)
“Dispute Period”	1.9(c)
“Disputed Contingent Payment Amount”.	1.9(d)
“Effective Time”	1.1(c)
“Employee Benefit Plan”	3.20(a)
“Environmental Claims”	9.2(d)
“Escrow Agent”	1.5(b)
“Escrow Agreement”	1.5(b)
“Fiduciary Duty Claims”	9.2(j)
“First Milestone Contingent Payment”.	1.6(c)
“Foreign Antitrust Filing”	6.2
“Fourth Milestone Contingent Payment”	1.6(e)
“HSR Act”	6.2
“Indemnification Basket”	9.5(a)
“Initial Escrow Amount”	1.5(b)
“Initial Stockholder Approval”	6.6
“Intellectual Property Claims”	9.2(h)
“Joint Statement”	6.4
“Known Claims”	9.2(e)
“Maximum Contingent Amount”	1.7
“Meeting Request”	6.3
“Merger”	Preamble
“Merger Certificate”	1.1(b)(i)
“Merger Election Notice”	1.1(b)(i)
“Merger Sub”	Preamble
“Option Shares”	2.1(c)
“Parent”	Preamble
“Parent-Handled Claims”	9.3(e)
“Parent Representative”	5.1
“Permit Application”	6.8
“Permits”	3.14
“Product Liability Claims”	9.2(c)

Section(s)
“Products”	3.21(a)
“Restated Articles”	Preamble
“Sales Contingent Payments”	1.6(b)
“SEC Filings”	4.6
“Second Milestone Contingent Payment”	1.6(d)
“Securities Purchase Agreement”	Preamble
“Series G-1 Preferred Stock”	Preamble
“SRC Expenses”	2.5(c)
“Stockholder Representative Claims”	9.2(k)
“Stockholders Meeting”	6.3
“Straddle Period”	9.2(i)
“Surviving Corporation”	Preamble
“Surviving Corporation Charter”	1.3(a)
“Tax Claims”	9.2(i)
“Termination Date”	8.1(b)
“Third-Party Claim”	9.3(a)
“Transaction Cost Claims”	9.2(g)
“Updated Company Disclosure Schedule”	1.1(a)
“Warrant Shares”	2.1(d)
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
     10.4 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Related Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that (a) Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder, and (b) after the Effective Time, Parent may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of Parent responsible for the business of the Company; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

     10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that state.
     10.8 Consent to Jurisdiction.
          (a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     10.9 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”
     10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     10.11 Fees and Expenses. Except as provided in Sections 2.5(e) and 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the Merger by the Company or the Participating Rights Holders shall be paid by the Company and the Participating Rights Holders, respectively. All costs and expenses incurred in connection with this Agreement and the Merger by Parent or Merger Sub shall be paid by Parent.
     10.12 Amendment. This Agreement may be amended prior to the Effective Time only by an instrument in writing, duly authorized by the Company Board, and executed by Parent or its designee, the Merger Sub, the Company and the members of the Stockholder Representative Committee. This

Agreement may be amended subsequent to the Effective Time only by an instrument in writing executed by Parent, the Surviving Corporation and the members of the Stockholder Representative Committee.
     10.13 Waiver. At any time prior to the Effective Time, Parent and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other (including, in the case of Parent, the Merger Sub) party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
[The remainder of the page is intentionally left blank.]

     In Witness Whereof, Parent, Merger Sub, the Company and the members of the Stockholder Representative Committee have duly executed this Agreement and Plan of Merger as an instrument under seal as of the date first above written.

Boston Scientific Corporation
By:	/s/ Lawrence C. Best
	Name:	Lawrence C. Best
	Title:	Senior Vice President -- Finance & Administration and Chief Financial Officer

RMI Acquisition Corp.
By:	/s/ Lawrence C. Best
	Name:	Lawrence C Best
	Title:	President and Chief Financial Officer

` REVA Medical, Inc.
By:	/s/ Robert K. Schultz
	Name:	Robert K. Schultz
	Title:	President & COO

Stockholder Representative Committee
/s/ Robert Stockman
Name: Robert Stockman

/s/ Brian Dovey
Name: Brian Dovey

/s/ Gordon Nye
Name: Gordon Nye

Signature page to Agreement and Plan of Merger